                         SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                   THE SECURITIES EXCHANGE ACT OF 1934



   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:


   / /  Preliminary Proxy Statement

   /X/  Definitive Proxy Statement

   / /  Definitive Additional Materials

   / /  Soliciting Material Pursuant to Section 240.14a-11(c) or

        Section 240.14a-12

         Anheuser-Busch Companies, Inc.
       ----------------------------------------------------
        (Name of Registrant as Specified In Its Charter)


         JoBeth G. Brown
       ----------------------------------------------------
           (Name of Person(s) Filing Proxy Statement)



Payment of Filing Fee (Check the appropriate box):


   /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
        14a-6(j)(2).


   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).


   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.



   1)  Title of each class of securities to which transaction applies:


   ---------------------------------------------------------------------


   2)  Aggregate number of securities to which transaction applies:


   ---------------------------------------------------------------------


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*1*


   ---------------------------------------------------------------------


   4)  Proposed maximum aggregate value of transaction:


   ---------------------------------------------------------------------



*1* Set forth the amount on which the filing fee is calculated and state how it was determined.



   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


   1)  Amount Previously Paid:

   ---------------------------------------------------------------------


   2)  Form, Schedule or Registration Statement No.:

   ---------------------------------------------------------------------


   3)  Filing Party:

   ---------------------------------------------------------------------





 4)  Date Filed:

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

                    ANHEUSER-BUSCH COMPANIES, INC.







                            NOTICE OF 1994


                           ANNUAL MEETING OF


                           SHAREHOLDERS AND


                            PROXY STATEMENT












                            YOUR VOTE IS IMPORTANT!


                PLEASE PROMPTLY MARK, DATE, SIGN, AND RETURN YOUR
                PROXY IN THE ENCLOSED ENVELOPE.

                 ANHEUSER-BUSCH COMPANIES, INC.


                                                         March 10, 1994



Dear Shareholder:


    On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Shareholders of Anheuser-Busch
Companies, Inc. on Wednesday, April 27, 1994, in Los Angeles,
California. Information about the meeting is presented on the following pages.

    In addition to the formal items of business to be brought before the meeting, members of management will report on the company's operations and answer shareholder questions.

    Your vote is very important. Please ensure that your shares will be represented at the meeting by completing, signing, and returning your proxy card in the envelope provided, even if you plan to attend the meeting. Sending us your proxy will not prevent you from voting in person at the meeting should you wish to do so.

    Thank you for your continued support of Anheuser-Busch. We look forward to seeing you on April 27th.

                            Sincerely,


                            AUGUST A. BUSCH III
                            Chairman of the Board and President

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            APRIL 27, 1994


  The Annual Meeting of the Shareholders of Anheuser-Busch Companies, Inc. (the "Company") will be held at the Academy Plaza Theatre, 5230 Lankershim Boulevard, Los Angeles, California, on Wednesday, April 27, 1994, at 10:00 A.M. local time, for the following purposes:

  1. To elect five directors, each to serve for a term of three years;

  2. To approve amendments to the 1989 Incentive Stock Plan as described on pages 8-12 in the proxy statement;

  3. To approve the employment of Price Waterhouse, as independent accountants, to audit the books and accounts of the Company for 1994;

  4. To consider, if presented at the meeting, proposals submitted by certain shareholders as described on pages 12-15 in the proxy statement; and

  5. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on February 28, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A list of such shareholders will be available during regular business hours at the Company's office, 15800 Roscoe Boulevard, Van Nuys, California for the ten days before the meeting, for inspection by any shareholder for any purpose germane to the meeting.


                               By Order of the Board of Directors,

                               JoBeth G. Brown
                               Vice President and Secretary


March 10, 1994


IMPORTANT

  PLEASE NOTE THAT A TICKET IS REQUIRED FOR ADMISSION TO THE MEETING. IF YOU PLAN TO ATTEND AND YOU ARE A STOCKHOLDER AS OF THE RECORD DATE, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD AND WE WILL SEND A TICKET TO YOU. IF, HOWEVER, YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE, PLEASE BRING WITH YOU A PROXY OR LETTER FROM THAT FIRM CONFIRMING YOUR OWNERSHIP OF SHARES.

                    ANHEUSER-BUSCH COMPANIES, INC.

                            PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anheuser-Busch Companies, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The address of the Company's principal executive office is One Busch Place, St. Louis, Missouri 63118. This Proxy Statement and the form of proxy are being mailed to shareholders on or about March 11, 1994.

               REVOCABILITY OF PROXY AND VOTING OF PROXY

  A proxy given by a shareholder may be revoked at any time before it is exercised by giving another proxy bearing a later date, by notifying the Secretary of the Company in writing of such revocation at any time before the proxy is exercised, or by attending the meeting in person and casting a ballot. Any proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on the proxy, the proxy will be voted for the election of the five nominees for directors named herein and in favor of Items 2 and 3, and against the shareholder proposals included in Item 4 described in the Notice of Annual Meeting. The Company knows of no reason why any of the nominees named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, the proxy will be voted in accordance with the best judgment of the Proxy Committee named therein. The Board of Directors knows of no matters, other than as described herein, that are to be presented at the meeting, but if matters other than those herein mentioned properly come before the meeting, the proxy will be voted by that Committee in a manner that the members of the Committee (in their judgment) consider to be in the best interests of the Company.

                     POLICY OF CONFIDENTIAL VOTING

  It is the policy of the Company that all proxies, ballots, and vote tabulations that identify the vote of a shareholder will be kept confidential from the Company, its directors, officers, and employees until after the final vote is tabulated and announced, except in limited circumstances including any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a shareholder appear on a proxy card or other voting material. The Company continues its long-standing practice of retaining an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

                     RECORD DATE AND VOTING RIGHTS

  Only shareholders of record at the close of business on February 28, 1994, are entitled to vote at the meeting. On such record date the Company had outstanding and entitled to vote 265,896,290 shares of common stock. Each shareholder entitled to vote shall have one vote for each share of common stock registered in such shareholder's name on the books of the Company as of the record date.

  A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to conduct the election of directors and other matters mentioned in this Proxy Statement. If such a majority is represented at the meeting, then the five nominees for director who receive the highest number of the votes cast will be elected. The other matters require the approving vote of at least a majority of the votes cast. Except for the vote on Item 2, proxies for shares marked "abstain" on a matter will be considered to be represented at the meeting, but not voted, for these purposes. (See page 12 for an explanation of the treatment of abstentions with respect to Item 2.) Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be represented at the meeting, but will be considered to be voted only as to those matters actually voted.

  The only person known by the Company to be the beneficial owner of more than 5% of the outstanding voting securities of the Company is:




                                                       NUMBER OF     PERCENT OF
                                                     COMMON SHARES      CLASS
  NAME AND ADDRESS                                   AS OF 12/31/93  ON 12/31/93
  ----------------                                   --------------  -----------

  Boatmen's Bancshares, Inc. and its subsidiaries    18,773,451(a)       7.0%
  100 N. Broadway
  St. Louis, MO 63102

- - - -----
(a) Boatmen's Bancshares, Inc. and its subsidiaries have sole voting power as to 10,128,944 shares, shared voting power as to 8,405,426 shares, sole investment power as to 6,560,208 shares, and shared investment power as to 9,455,980 shares.


                         ELECTION OF DIRECTORS
                        (ITEM 1 ON PROXY CARD)

  The Board of Directors of the Company is divided into three Groups, with the term of office of each Group ending in successive years. The term of directors of Group III expires with this Annual Meeting. The terms of directors of Group I and Group II expire with the Annual Meetings in 1995 and 1996, respectively.

  The following information is submitted respecting the nominees for election and the other directors of the Company:

NOMINEES FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 1997 (GROUP III DIRECTORS):

               ANDREW B. CRAIG III

                Mr. Craig, 62, has been a director since 1990. He is Chairman of the Board, President, and Chief Executive Officer of Boatmen's Bancshares, Inc. He has been Chairman since 1989, Chief Executive Officer since 1988, and President since 1985. He was Chairman of the Board of Boatmen's National Bank of St. Louis from 1985 until January 1992. He is also a director of Laclede Gas Company and Petrolite Corporation. Mr. Craig is a member of the Conflict of Interest, Executive, Executive Salaries, and Incentive Stock Plan Committees.

               BERNARD A. EDISON

                Mr. Edison, 65, has been a director since 1985. He was President of Edison Brothers Stores, Inc., a group of retail specialty stores, from 1968 until his retirement in 1987, Chairman of its Finance Committee from 1987 until 1989, and has served as Director Emeritus since 1989. He is also a director of General American Life Insurance Co., Mercantile Bancorporation, Inc., and Reinsurance Group of America, Inc. Mr. Edison is Chairman of the Executive Salaries and Incentive Stock Plan Committees and is a member of the Audit, Executive, and Shareholder Meetings Committees.

               VERNON R. LOUCKS, JR.

                Mr. Loucks, 59, has been a director since 1988. He is Chairman of the Board and Chief Executive Officer of Baxter International Inc., a manufacturer of health care products, specialty chemicals, and instruments. He has been Chairman since 1987 and Chief Executive Officer since 1980. He is also a director of Dun & Bradstreet Corporation, Emerson Electric Co., and The Quaker Oats Company. Mr. Loucks is a member of the Audit, Conflict of Interest, Executive Salaries, Nominating, and Incentive Stock Plan Committees.

               VILMA S. MARTINEZ

                Ms. Martinez, 50, has been a director since 1983. She has been a partner in the law firm of Munger, Tolles & Olson since 1982. She is also a director of Fluor Corporation and Sanwa Bank California. Ms. Martinez is a member of the Executive Salaries, Finance, Pension, and Incentive Stock Plan Committees.

               EDWARD E. WHITACRE, JR.

                Mr. Whitacre, 52, has been a director since 1988. He has been Chairman of the Board and Chief Executive Officer of Southwestern Bell Corporation since 1990. He served as President and Chief Operating Officer from October 1988 to September 1989. He is also a director of Burlington Northern, Inc., Emerson Electric Co., and The May Department Stores Company. Mr. Whitacre is Chairman of the Pension Committee and is a member of the Audit, Executive, Finance, and Nominating Committees.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES.

    DIRECTORS WHOSE TERM CONTINUES UNTIL 1995 (GROUP I DIRECTORS):

               PABLO ARAMBURUZABALA O.

                Mr. Aramburuzabala, 62, has been a director since July 1993. He is Vice President of the Board of Directors of Grupo Modelo, S.A. de C.V., a Mexican company engaged in brewing and related operations, which position he has held since November 1991. During the last five years he has also served and continues to serve as Vice President of the Board of the major production subsidiaries of Grupo Modelo.

               RICHARD T. BAKER

                Mr. Baker, 76, has been a director since 1978. He was Chairman of Ernst & Ernst (now Ernst & Young), Certified Public Accountants, from 1964 until his retirement in 1977. He has served as a consultant to that firm since 1977. Mr. Baker is Chairman of the Audit and Nominating Committees and is a member of the Executive, Executive Salaries, Finance, and Incentive Stock Plan Committees.

               AUGUST A. BUSCH III

                Mr. Busch, 56, has been a director since 1963. He is Chairman of the Board and President of the Company. He has been President since 1974, Chief Executive Officer since 1975, and Chairman since 1977. He is also a director of Emerson Electric Co., General American Life Insurance Co., and Southwestern Bell Corporation. Mr. Busch is Chairman of the Executive Committee and is a member of the Nominating Committee.

               PETER M. FLANIGAN

                Mr. Flanigan, 70, has been a director since 1978. He is a Director of the investment banking firm of Dillon, Read & Co. Inc., where he was a Managing Director from 1975-1992. Mr. Flanigan is a member of the Executive, Finance, Nominating, and Pension Committees.

               DOUGLAS A. WARNER III

                Mr. Warner, 47, has been a director since 1992. He has been President and a director of J. P. Morgan & Co. Incorporated ("Morgan") and Morgan Guaranty Trust Company of New York (the "Bank") since January 1990 and is a member of the Executive Committees of Morgan and the Bank. He was a Managing Director of Morgan and the Bank from February 1989 to January 1990, an Executive Vice President of the Bank from May 1987 to February 1989 and of Morgan from January 1989 to February 1989. He is also a director of General Electric Company. Mr. Warner is a member of the Finance and Pension Committees.

    DIRECTORS WHOSE TERM CONTINUES UNTIL 1996 (GROUP II DIRECTORS):

               JOHN E. JACOB

                Mr. Jacob, 59, has been a director since 1990. He has been President and Chief Executive Officer of the National Urban League, Inc., a community-based social service and advocacy agency, since 1982. He is also a director of Coca-Cola Enterprises, Inc., Continental Corporation, LTV Corporation, National Westminster Bancorp Inc., and NYNEX-New York. Mr. Jacob is a member of the Finance and Shareholder Meetings Committees.

               CHARLES F. KNIGHT

                Mr. Knight, 58, has been a director since 1987. He has been Chairman of the Board and Chief Executive Officer of Emerson Electric Co., a manufacturer of electrical and electronic equipment, since 1974. He is also a director of The British Petroleum Company p.l.c., Caterpillar, Inc., IBM Corporation, and Southwestern Bell Corporation. Mr. Knight is Chairman of the Conflict of Interest and Finance Committees and is a member of the Executive and Nominating Committees.

               SYBIL C. MOBLEY

                Dr. Mobley, 68, has been a director since 1981. She has been Dean of the School of Business and Industry at Florida A & M University since 1974. She is also a director of Champion International Corporation, Dean Witter, Discover & Co., Hershey Foods Corporation, Sears, Roebuck & Co., Southwestern Bell Corporation, SBI Capital Management and Research Corporation, and The SBI Fund, Inc. Dr. Mobley is a member of the Audit, Conflict of Interest, and Pension Committees.

               JAMES B. ORTHWEIN

                Mr. Orthwein, 69, has been a director since 1963. He served as Chairman of the Board and Chief Executive Officer of the advertising agency D'Arcy MacManus Masius Worldwide, Inc. (now D'Arcy Masius Benton & Bowles) from 1976 until his retirement in 1982. In 1983 he helped form Huntleigh Asset Partners, L.P., a private investment partnership of which he is presently a partner. Mr. Orthwein is Chairman of the Shareholder Meetings Committee and is a member of the Nominating Committee.

               WILLIAM H. WEBSTER

                Judge Webster, 70, has been a director since 1991. He has been a partner in the law firm of Milbank, Tweed, Hadley & McCloy since September 1991. He was Director of Central Intelligence from 1987 until September 1991. He is also a director of Maritz, Inc. and Pinkerton's, Inc. Judge Webster is a member of the Audit and Conflict of Interest Committees.


SECURITIES OWNED BY MANAGEMENT

  The following table shows the number of shares of the Company's common stock beneficially owned by the directors, each of the executives named in the summary compensation table, and by all directors and executive officers as a group as of the most recent practicable date. The number of shares shown for each individual represents less than 1% of the common stock outstanding. The number of shares shown for all directors and executive officers as a group represents 2.0% of the common stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.



                                                          NUMBER OF
                                                          SHARES OF
                                                        COMMON STOCK
              NAME                                    BENEFICIALLY OWNED
              ----                                    ------------------


   Pablo Aramburuzabala O...........................        1,100
   Richard T. Baker.................................       33,900
   Barry H. Beracha.................................      200,657(1)
   August A. Busch III..............................    1,587,506(2)
   Andrew B. Craig III..............................        2,000
   Bernard A. Edison................................            0(3)
   Peter M. Flanigan................................      647,046(4)
   John E. Jacob....................................          125
   Charles F. Knight................................        8,000
   Vernon R. Loucks, Jr.............................        1,000
   Vilma S. Martinez................................          120
   Sybil C. Mobley..................................          702
   James B. Orthwein................................    1,301,703(5)
   Jerry E. Ritter..................................      286,879(6)
   Michael J. Roarty................................       42,947(7)
   Patrick T. Stokes................................      329,511(8)
   Douglas A. Warner III............................        1,000
   William H. Webster...............................        1,000(9)
   Edward E. Whitacre, Jr...........................        1,000
   All directors and executive officers as
     a group (29 persons)...........................    5,377,787(10)


- - - -----

 (1) The number of shares includes 138,491 shares that are subject to currently exercisable stock options.

 (2) The number of shares includes 349,618 shares that are subject to currently exercisable stock options. Of the shares shown, Mr. Busch has shared voting and shared investment power as to 244,959 shares and 512,016 shares are held in trusts of which Mr. Busch is income beneficiary and as to which he has certain rights, but as to which he has no voting or investment power. 53,660 shares beneficially owned by Mr. Busch's wife are not included.

 (3) Following the acquisition in 1989 by Edison Brothers Stores, Inc. of an indirect interest in a retail liquor license, Mr. Edison sold all shares of Company common stock owned by him to avoid any possible conflicts with state alcoholic beverage control laws.

 (4) Of the shares shown, Mr. Flanigan has shared voting and shared investment power as to 492,900 shares. 12,000 shares owned by Mr. Flanigan's wife are not included.

 (5) Of the shares shown, Mr. Orthwein has shared voting and shared investment power as to 165,668 shares. 10,300 shares owned by Mr. Orthwein's wife are not included.

 (6) The number of shares includes 227,871 shares that are subject to currently exercisable stock options. 10,000 shares owned by Mr. Ritter's wife are not included.

 (7) The number of shares includes 12,468 shares that are subject to currently exercisable stock options. Of the shares shown, Mr. Roarty has shared voting and shared investment power as to 2,016 shares.

 (8) The number of shares includes 231,751 shares that are subject to currently exercisable stock options.

 (9) Judge Webster has shared voting and shared investment power with respect to the shares shown.

(10) The number of shares stated includes 1,570,128 shares that are subject to currently exercisable stock options and 512,016 shares that are referred to in Note 2. The directors and executive officers as a group have sole voting and sole investment power as to 2,389,100 shares and shared voting and shared investment power as to 906,543 shares. 126,397 shares held by immediate family members or family trusts are not included and beneficial ownership of such shares is disclaimed.


              ADDITIONAL INFORMATION CONCERNING THE BOARD
                      OF DIRECTORS OF THE COMPANY

  Regular meetings of the Board of Directors of the Company are normally held each month, although one or two of such meetings may be dispensed with during a calendar year. During 1993 the Board of Directors held 10 meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board on which he or she served. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

  Each director who is not an employee of the Company is paid an annual fee of $35,000 and a fee of $1,200 for each Board of Directors meeting attended or dispensed with. In addition, each such director is paid a fee of $1,000 for attendance at a meeting of a committee of the Board and for any other meeting of directors at which less than a quorum of the Board is present. Annual fees of $10,000 each are paid to the Chairmen of the Audit, Conflict of Interest, Executive Salaries, Finance, and Pension Committees. The Chairmen of the Nominating and Shareholder Meetings Committees are each paid an annual fee of $3,000. The Company also provides each non-employee director group term life insurance coverage of $50,000.

  Under a deferred compensation plan, non-employee directors may elect to defer payment of part or all of their directors' fees. At the election of the director, deferred amounts are credited to a fixed income account or a share equivalent account. The amounts deferred under the plan are paid in cash commencing on the date specified by the director. At the director's election, such payments may be made either in a lump sum or over a period not to exceed ten years.

  A retirement plan for non-employee directors provides a monthly retirement benefit for life for (a) non-employee directors who have served for at least five years and who retire in accordance with the Board's retirement policy and (b) non-employee directors who, without regard to length of service, retire because of disability. The amount of such monthly benefit is one-twelfth of the annual fee for directors in effect on the director's retirement date. Any non-employee director receiving benefits under this plan will continue to receive life insurance coverage in an amount equal to that in effect as of the time of his or her retirement. No individual who has been an employee of the Company, and who is entitled to any benefit under any pension plan for employees sponsored by the Company or any of its subsidiaries, is eligible for benefits under this plan, regardless of the individual's subsequent service as a non-employee director. A non-employee director who serves as an advisory member of the Board following retirement is not eligible for benefits under this program until he or she ceases to be an advisory member.

  Information concerning certain standing committees of the Board of Directors is set out below:

AUDIT COMMITTEE

  The functions of the Audit Committee are to recommend to the Board of Directors the selection, retention or termination of the Company's independent accountants; determine through consultation with management the appropriateness of the scope of the various professional services provided by the independent accountants, and consider the possible effect of the performance of such services on the independence of the accountants; review the arrangements and the proposed overall scope of the annual audit with management and the independent accountants; discuss matters of concern to the Audit Committee with the independent accountants and management relating to the annual financial statements and results of the audit; obtain from management, the independent accountants and the Director of Internal Auditing their separate opinions as to the adequacy of the Company's system of internal accounting control; review with management and the independent accountants the recommendations made by the accountants with respect to changes in accounting procedures and internal accounting control; receive reports from the Business Practices Committee regarding implementation of and compliance with the Company's business ethics policy and discuss with management any concerns the Audit Committee may have with regard to the Company's business

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

practices; receive reports from the Environmental Policy Committee regarding implementation of and compliance with the Company's environmental policy and discuss with management any concerns the Audit Committee may have with regard to the Company's environmental practices; hold regularly scheduled meetings, separately and jointly, with representatives of management, the independent accountants, and the Director of Internal Auditing to make inquiries into and discuss their activities; and review the overall activities of the Company's internal auditors. During 1993 the Committee held four meetings.

NOMINATING COMMITTEE

  The function of the Nominating Committee is to recommend to the Board of Directors a slate of nominees for directors to be presented on behalf of the Board for election by shareholders at each Annual Meeting of the Company and to recommend to the Board persons to fill vacancies on the Board of Directors. The Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Company the names of such nominees, together with their qualifications for service as a director of the Company. During 1993 the Committee held three meetings.

EXECUTIVE SALARIES COMMITTEE

  The function of the Executive Salaries Committee is to consider and make recommendations to the Board of Directors as to salaries and other compensation to be paid to the executive officers of the Company and to other officers and upper-management employees of the Company and its subsidiaries. During 1993 the Committee held three meetings. The Committee's report on 1993 executive compensation is on pages 15-17.

  August A. Busch III and James B. Orthwein are first cousins. See "Other Transactions Involving Directors, Officers, or Their
Associates," pages 21-23, for additional information concerning certain of the directors.

          APPROVAL OF AMENDMENTS TO 1989 INCENTIVE STOCK PLAN
                        (ITEM 2 ON PROXY CARD)

  The second item to be acted upon at the meeting is a proposal to approve an increase in the number of shares issuable under the Anheuser-Busch Companies, Inc. 1989 Incentive Stock Plan (the "Plan"), along with certain other amendments. The Plan was originally approved by the Company's shareholders at the 1990 Annual Meeting of Shareholders. The Plan and the amendments are described briefly below.

DESCRIPTION OF THE PLAN

  The Board of Directors believes that the Company's long-term success is dependent upon its ability to attract and retain outstanding individuals and to motivate them to exert their best efforts on behalf of the Company's shareholders. The Board believes that the Plan has been instrumental in fulfilling these goals.

  Prior to being amended, the Plan authorized the grant of various types of stock-based awards to eligible employees. These awards included: incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), limited stock appreciation rights ("Limited Rights"), shares of "Restricted Stock," and certain other compensatory arrangements involving stock ("Other Stock Interests"). No Restricted Stock or Other Stock Interests have ever been granted under the Plan. Recipients of Options, SARs, or Limited Rights under the Plan are called "Optionees."

  ISOs are "incentive stock options" as defined by federal tax law (described below). An NQSO is any option to purchase Company stock which is not an ISO. ISOs and NQSOs are called "Options." An SAR is the right to receive Company stock, cash, or other property equal in value to the difference between the base price of the SAR and the market price of the Company's stock on the exercise date. A Limited Right is exercisable only during the 60-day period following an Acceleration Event, as described below. Upon exercise, the holder of a Limited Right is entitled to receive cash equal to the spread between the base price of the Limited Right and a stock price (defined in the Plan) which varies according to the type of Acceleration Event involved, but which in any case is not less than the highest fair market value of the Company's stock during the 60-day period ending on the exercise date. Limited Rights can be granted only as alternatives to Options or SARs. An "Acceleration Event" is any of the following change in control events: (i) ownership by certain persons of more than half of the Company's voting securities, (ii) shareholder approval of certain plans of merger, consolidation, or liquidation, or of the sale of substantially all of the Company's assets, and (iii) certain substantial changes in the composition of the Company's Board of Directors.

  Under the Plan, the various types of awards can be granted separately or as alternatives to each other, subject to certain limitations. The exercise of one award causes a corresponding termination of any alternative awards. No Option or other award is transferable during the recipient's lifetime. No awards may be granted under the Plan after September 26, 1999.

  The Plan is administered by a Committee of non-employee directors (the Incentive Stock Plan Committee). Officers and management employees of the Company, its subsidiaries, and certain of its affiliates are eligible to receive awards. Approximately 50 officers and 700 management employees received awards under the Plan in 1993. Non-employee directors, including all Committee members, are ineligible. The Committee has the authority to determine, within the limits of the Plan, who will be granted awards, the timing of grants, the type, amount, and terms of each award, and other matters relating to awards.

  The option price of Options and the base price of SARs may not be less than the fair market value of the Company's stock on the grant date, except that SARs granted as alternatives to an outstanding Option may have a base price equal to the option price. An Optionee may pay the option price in cash, Company stock (including stock covered by the Option), or other property, as permitted or required by the Committee. The Committee may allow a deferral of payment. The Committee may determine how withholding taxes related to exercises are paid.

  The Committee determines at the time of grant when Options and SARs become exercisable. Exercisability may be accelerated by the Committee at any time after grant, and is accelerated automatically upon the death or disability of the Optionee or upon the happening of an Acceleration Event, subject to certain limitations. Forfeiture may occur if the Optionee terminates employment with the Company within two years of grant or is dismissed for any reason, or if the Optionee acts in a manner inimical to the best interests of the Company. In addition, the Committee may grant an Optionee the right to receive additional cash or other property upon exercise, subject to certain limitations; for example, the Committee could grant an optionee the right to receive cash on exercise equal to the tax resulting from exercise.

  Prior to amendment, the Plan authorized the issuance of up to 12 million shares of the Company's stock. Shares are charged against the limit only to the extent shares are issued under the Plan; shares covered by forfeited awards may be re-granted. Appropriate adjustments to the limit are required for stock splits and similar events.

  The Plan may be amended by the Board of Directors at any time.
Amendments which increase the number of authorized shares or change the class of persons eligible to receive awards must be approved by the Company's shareholders.

  The closing price of the Company's stock on February 28, 1994 as reported on the New York Stock Exchange Composite Tape was $49.75 per share.

PLAN AMENDMENTS TO BE APPROVED BY SHAREHOLDERS

  The Board of Directors amended the Plan in a number of respects in December, 1993. The following amendments are subject to shareholder approval at the meeting:

  . The number of shares authorized under the Plan has been increased by 10 million shares.

  . The maximum number of shares authorized to be optioned to any eligible employee during any calendar year is 500,000. In addition, the 500,000 share limit can be changed by the Board only with shareholder approval. Prior to the amendment, the Plan imposed no annual limit per employee.

OTHER SIGNIFICANT PLAN AMENDMENTS

  The following are some of the more significant amendments made by the Board last December which are not subject to shareholder approval:

  . The authority to grant Restricted Stock and Other Stock Interests has been terminated.

  . The Committee may not reprice a so-called "underwater" Option or SAR (an award having an option or base price in excess of the then fair market value of the Company's stock). Specifically, the Committee may not exchange an underwater award for a new one or reduce the option or base price of an underwater award.

  . The Committee may not grant any Option or SAR with a so-called
    "reload" feature under which new Options or SARs are automatically granted to Optionees upon exercise of an outstanding award.

OPTIONS GRANTED UNDER THE PLAN IN 1993

  In 1993, the Company granted Options under the Plan as follows: to Mr. Busch III, 100,000 shares; to Mr. Ritter, 50,000 shares; to Mr. Stokes, 50,000 shares; to Mr. Beracha, 40,000 shares; to all current executive officers as a group, 445,000 shares; and, to all employees, including current officers who are not executive officers, 1,578,400 shares. Since Mr. Roarty is retiring in 1994, he did not receive a grant in 1993. The 1993 grants were made contingent upon approval by the shareholders of the 500,000 share per person per year limit, mentioned above, in order to preserve tax benefits for the Company, as discussed below. No SARs or Limited Rights were granted in 1993.

REASONS FOR THE AMENDMENTS

 AMENDMENTS SUBJECT TO SHAREHOLDER APPROVAL

  Of the 12 million shares originally authorized for issuance under the Plan, only 511,161 currently remain available for new grants. The Board has determined that the Plan is a valuable tool in motivating executive and management employees to maximize shareholder value. The Plan creates that motivation because of two simple facts: if the Company's stock price does not rise, the Optionee gets nothing; on the other hand, to the extent shareholder values do grow during the Option term, the Optionee shares proportionately in that growth. The Company is requesting 10 million new shares to maintain the Plan's usefulness.

  In the past, exercises of NQSOs, SARs, Limited Rights, and, under certain circumstances, ISOs have resulted in taxable compensation to the Optionee and a corresponding tax deduction to the Company, as discussed in more detail below. In order to fully preserve that tax deduction for the Company under changes in the federal tax code enacted last year, the Company has added the new 500,000 share limit for Option grants to any one employee in any year, and is submitting that addition to its shareholders for approval.

 OTHER AMENDMENTS

  The original authorization of Restricted Stock and Other Stock Interests was intended to give the Committee a large degree of flexibility in tailoring incentive awards. However, neither Restricted Stock nor Other Stock Interests have ever been granted under the Plan, and the Board of Directors determined to discontinue the authorization. Similarly, the Board determined that repricing underwater awards and granting reload features would not be consistent with the Company's incentive compensation policies; although the Plan never expressly authorized such actions, the Board determined to clearly prohibit them.

FEDERAL INCOME TAX CONSEQUENCES

 ISOS

  An Optionee does not realize taxable income and the Company is not entitled to a deduction on the grant of an ISO or on its exercise.

  If the Optionee does not sell or otherwise dispose of the shares acquired ("ISO Shares") within one year from the exercise date nor within two years from the grant date (the "Required Holding Periods"), the Optionee's gain or loss upon a sale will be long-term capital gain or loss, and the Company will not be entitled to a deduction. The amount of such gain or loss will be the difference between the amount realized on the sale and the Optionee's basis in the ISO Shares.

  If an Optionee disposes of the ISO Shares without satisfying the Required Holding Periods, such disposition will constitute a disqualifying disposition, which gives rise to ordinary income on the date of such disposition. The amount of such ordinary income is the excess of the fair market value of the ISO Shares on the exercise date over the option price, except that, if the disqualifying disposition is a sale and the sale price is lower than the value of the ISO Shares on the exercise date, the lower sale price generally governs the amount of ordinary income. The Company will ordinarily be entitled to a deduction equal to the amount of the ordinary income resulting from a disqualifying disposition. If the sale price is higher than the value of the ISO Shares on the exercise date, the excess will be capital gain.

  An Optionee does realize income on the exercise of an ISO for alternative minimum tax ("AMT") purposes. On the other hand, income from a disqualifying disposition is normally not income for AMT purposes.

 NQSOS, SARS, AND LIMITED RIGHTS

  An Optionee does not realize taxable income on the grant of an NQSO or SAR, but does realize ordinary income on the exercise date. The amount of income in the case of any NQSO exercise is the amount by which the fair market value of the shares received exceeds the option price. The amount of income in the case of an SAR exercise is the amount of cash received plus the fair market value of any shares received.

  The Company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income realized by the optionee from the exercise of NQSOs or SARs.

  The discussion with respect to SARs above also applies to Limited
Rights.



 OTHER TAX PROVISIONS

  Options, SARs, and Limited Rights provide for accelerated exercisability upon a change in ownership or control of the Company, which may cause certain amounts to be characterized as parachute payments. An employee generally is deemed to have received a "parachute payment" in the amount of compensation that is contingent upon an ownership change if such compensation exceeds, in the aggregate, three times the employee's base amount, which is generally the employee's average annual compensation for the five preceding years. An employee's "excess parachute payment" is the excess of the employee's total parachute payments over such base amount. An employee will be subject to a 20% excise tax on, and the Company will be denied a deduction for, any "excess parachute payment."

  The Company is not allowed a deduction for compensation paid to certain executive officers in excess of $1,000,000 each in any taxable year, except to the extent such excess constitutes performance-based compensation. Compensation from the Company's Options granted prior to 1993 will not be subject to that limit unless the Options are materially modified. Compensation from the Company's Options granted in December 1993 and thereafter will constitute performance-based compensation if certain requirements are met. The Plan currently meets all of those requirements except for the requirement that the Plan include a shareholder-approved limit on grants to any one employee in a specified period. The proposal to limit Option grants to 500,000 shares per employee per year would satisfy this requirement.

VOTE REQUIRED FOR THIS PROPOSAL

  The affirmative vote of a majority of the shares of common stock that are actually voted (and have the power to vote) at the annual meeting is required for approval of the amendments to the Plan which
(i) increase the authority by 10 million shares and (ii) limit Option grants to 500,000 shares per employee per year, as described in this proxy statement. For this proposal only, the Company is required by federal regulations to treat an abstention as being equivalent to a vote against the proposal. The Board of Directors recommends that you vote FOR approval of these amendments to the 1989 Incentive Stock Plan.

                  APPROVAL OF INDEPENDENT ACCOUNTANTS
                        (ITEM 3 ON PROXY CARD)

  Action will be taken with respect to the approval of independent accountants for the Company for the year 1994. The Board of Directors has, subject to such approval, selected Price Waterhouse.

  A representative of Price Waterhouse will be present at the meeting. Such representative will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions by shareholders.

  The Board of Directors recommends a vote FOR the proposal to approve the employment of Price Waterhouse.

                         SHAREHOLDER PROPOSALS
                        (ITEM 4 ON PROXY CARD)

SHAREHOLDER PROPOSAL NO. 1

 PROPOSAL RELATING TO THE RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

  Howard H. Witsma, 665 S. Skinker Blvd. 11G, St. Louis, MO 63105-2350, who is the owner of 276 shares of common stock of the Company, has advised the Company that he plans to introduce the following resolution at the Annual Meeting.

  To be adopted, this proposal, WHICH IS OPPOSED BY THE BOARD OF
DIRECTORS, would require the affirmative vote of the majority of the votes cast.

                           -----------------

  RESOLVED: (1) The shareholders do hereby request that the Board of Directors take all necessary steps to abolish the pension system established for "outside" directors, and (2) request that no further pensions for outside directors be granted in the future nor increased, if granted, without the direct and specific approval of the shareholders assembled in Annual Meeting.

  REASONS: The ladies and gentlemen of our Board have voted themselves pensions without reference to we, the owners of the company. The pensions are fully vested after five (5) years of service on the Board. These ladies and gentlemen are otherwise employed, or retired with pensions, and are being paid for their services at their place of primary employment. Despite what management may say, these benefits are not required in order to attract first class people to serve us as directors. Your vote to eliminate this practice is requested.

                           -----------------

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS RESOLUTION.

  The best interests of the Company and its shareholders are served by having high caliber, talented, and experienced individuals serving as outside directors. To attract and retain these highly sought-after individuals, the Company must provide a competitive total compensation package for its outside directors. Retirement benefits are a common element of director compensation packages at large corporations. A 1992 survey by Hewitt Associates found that 70% of the top Fortune 150 industrial companies offer retirement plans to their outside directors.

  The Company has determined that paying a portion of the total compensation in retirement benefits is appropriate. The retirement plan, which is described on page 7, provides an incentive to join the Board, to remain long enough to gain experience and knowledge of the Company's business, and to remain available to provide advice after retirement. Payment of retirement benefits also recognizes the ever increasing time commitment, diligence, and risks associated with Board service. FOR THESE REASONS, WE RECOMMEND A VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSAL NO. 2

 PROPOSAL RELATING TO A REPORT ON BEER MARKETING

  Roco and Co., 912 Market St., LaCrosse, WI 54601, which is the owner of 20,400 shares of common stock of the Company, has advised the Company that it plans to introduce the following resolution at the Annual Meeting.

  To be adopted, this proposal, WHICH IS OPPOSED BY THE BOARD OF
DIRECTORS, would require the affirmative vote of the majority of the votes cast.

                           -----------------

Whereas:

  Our Company has adopted The Brewing Industry Advertising Code (revised in 1992), which prohibits advertising that encourages drinking by underaged minors. Company spokespeople have repeatedly stated that our Company does not market to underaged minors and opposes sales to and consumption by underaged minors.

  The Inspector General of the United States found that the Brewing Industry Advertising Code is ineffective in preventing advertisements that appeal to youth because the standards are vague, too narrow, and unenforceable, criticisms that remain valid despite the Code's revisions.

  The Inspector General estimates that junior high and high school students consume 1.1 billion cans of beer each year. Based on our Company's market share, these students purchase more than 70 million six-packs of our Company's beer, producing revenues of more than $200 million.

  Our Company uses advertising techniques which research has shown are especially attractive to youth, including the use of lifestyle and sexual appeals, sports figures, and portrayals of risky activities.

  Our Company has marketed its products by using toy cars, stuffed animals, cartoons, candy, toy bottles and other paraphernalia attractive to young children.

  Former Surgeon General Novello found that beer advertising "misleads and unabashedly targets American youth" and called upon the industry to voluntarily eliminate alcohol advertising that appeals to youth.

  Recent, federally-funded research found that 10 and 11 year old children are readily able to identify our Company's advertising slogans. Those most familiar with the slogans were more likely to express an intention to drink when they became teenagers.

  A 1991 alcohol industry-funded poll found that 73% of the population believes that alcohol advertising is a major contributor to underage drinking, and a majority believe the alcohol industry is "on the wrong track" in part because its advertisements "target the young."

Resolved:

  The Shareholders request that Management prepare a report, withholding competitive information and at reasonable cost, for the Board and requesting shareholders by January 31, 1995, which includes a complete statement regarding methodologies used, investigations, and recommendations regarding the following:

  . The degree to which, even if unintentional, the Company's marketing practices reaches and is noticed by underaged minors;

  . An estimate of the amount and percentage of the Company's beer sales that are consumed by underaged minors per year;

  . Our Company's plan for monitoring its compliance with the Brewing
    Industry Advertising Code;

  . Our Company's proposal for amending the Brewing Industry
    Advertising Code or for adopting more stringent standards for itself in light of the findings and recommendations of the Inspector General and Surgeon General Novello.

Supporting Statement

  Beer is the alcoholic beverage of choice among underaged minors, and alcohol-related motor vehicle crashes are the leading cause of death and serious injury among this age group. Beer drinking among teenagers is associated with suicide, sexual assaults, alcoholism, school problems, trauma, and other problems, including increasing the risk of other drug use. According to government-sponsored surveys, over 30% of high school seniors are binge drinkers. If you believe our Company's beer marketing should not appeal to underaged minors vote YES for this resolution.

                           -----------------

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS RESOLUTION.

  Alcohol abuse and unlawful consumption among minors is of serious concern to the men and women of Anheuser-Busch. For that reason, and because no company benefits when its products are misused, the Company has been the alcohol beverage industry leader in efforts to promote personal responsibility among adults who drink, to address drunk driving, and to fight illegal underage drinking.

  Through its "Know When To Say When" campaign, underway since 1982, the Company has over a dozen programs to address these issues, as well as national advertising which highlights its efforts. The Company works with its approximately 900 independently owned distributors across the country to implement these programs, and with parents, college groups, sports teams and people who sell and serve beer, to fight alcohol abuse. The Company has also formed partnerships with the California Highway Patrol, the Maryland Department of Transportation, the Washington State Patrol, as well as the states of Texas and Georgia, to deliver these messages. In addition, it has worked with former U.S. Secretary of Education Dr. Terrel Bell, the National School Boards Association and the American School Counselor Association on educational programs. In addition to its own efforts, the Company works on these issues with the Beer Institute, which is an organization made up of the nation's brewers.

  Further, your Board points out that marketing to minors is prohibited by the Brewing Industry's Advertising Code ("BIA Code"), the Company's College Marketing Guidelines, federal and state laws and network advertising standards and practices, to all of which the Company subscribes.

  The Company strongly disagrees with the assertions made by the Proponent. With respect to the specific issues the Proponents seek to have addressed in a management report, the Company knows of no feasible way to determine the "degree" to which its advertising is noticed by underage minors; however, the Company primarily airs its advertising on adult programming. The Company also notes that there is wide-spread agreement in the scientific literature that advertising does not cause underage drinking, and that this conclusion is also echoed in public opinion research polls of youths themselves.

  As to the amount of the Company's beer that is consumed by underage individuals per year, your Board knows of no way to accurately track the amount of beer illegally purchased and consumed by minors; however, the Company does vigorously attempt to discourage the illegal consumption of its products.

  The proposal requests a plan for monitoring the Company's compliance with the BIA Code. The Company notes that a copy of the BIA Code is given to every brewery employee, wholesale distributor and outside agency whose responsibilities include advertising and marketing beer. The Company opposes underage drinking and is working diligently to discourage it through programs for retailers who sell beer, materials for parents to encourage them to address this subject with their children, and educational materials and programs for middle and high school students.

  Finally, with respect to the request that the Company amend the BIA Code or adopt more stringent standards in light of the findings of former Surgeon General Antonia Novello and the former Inspector General, your Board points out that the comments made by these individuals refer to a previous advertising code which has since been revised. Moreover, the Former Surgeon General has positively commented on the revised BIA Code the Company follows.

  The Company believes that the internal policies and industry guidelines to which it subscribes emphasize the importance of responsible advertising of its products, and the importance of directing its advertising to those of legal age.

  THEREFORE, YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                        EXECUTIVE COMPENSATION

              REPORT OF THE EXECUTIVE SALARIES COMMITTEE
                AND THE INCENTIVE STOCK PLAN COMMITTEE

  The Executive Salaries Committee has the responsibility of recommending to the Board of Directors appropriate salaries and bonuses for all executive officers of Anheuser-Busch Companies. The Incentive Stock Plan Committee administers the Company's stock option program. For purposes of continuity, both committees (hereafter referred to as the "Committee") have identical membership consisting entirely of outside directors.

COMPENSATION PHILOSOPHY

  The Committee adheres to several guiding principles in carrying out its responsibilities:

  . Effective compensation programs must provide adequate security, incentive, and long term perspective in line with corporate strategic objectives. Anheuser-Busch's compensation objective is to provide adequate security through a competitive salary so that on a day-to-day basis executives can devote full energy to their business responsibilities. Anheuser-Busch offers a significant bonus opportunity to motivate executives to achieve annual corporate goals. Finally, the Company utilizes stock options to foster a long term perspective aligned with that of the shareholders.

  . Compensation programs should be simple and easily understood.
    Managers must be clear on what the rewards are and what they must do to earn them for any program to be effective.

  . Executives' total compensation should be competitive with an appropriate comparison group in order to nurture their trust and loyalty. As detailed below, an outside compensation consultant annually reports to the Committee on how the Company's compensation package compares to the compensation practices of a sample of local and national corporations.

1993 COMPENSATION

  The Committee considers several factors when determining compensation for executive officers, including August A. Busch III:

  . OVERALL COMPANY PERFORMANCE. In addition to their current knowledge of Company operations through participation at regular Board meetings, the Committee specifically looked at annual and long term sales and earnings growth, market share gains, return to shareholders (see charts on page 19), progress toward long term objectives, individual divisional results as appropriate, and the Company's record on key social and community issues such as the environment, diversity in the workforce, and alcohol abuse prevention. There is no set weighting of these variables as applied to individual executive positions.

  . INDIVIDUAL PERFORMANCE. The Committee considers, in addition to an executive's business results, the achievement of various other managerial objectives and personal development goals.

  . COMPETITIVE COMPENSATION. The Committee is provided a report from Hewitt Associates ("Hewitt"), a nationally known compensation consulting firm, which details Anheuser-Busch compensation practices relative to a comparable group of 22 companies. This group is comprised of large national consumer goods companies as well as several large St. Louis-based corporations. The companies in the sample were chosen in consultation with Hewitt from their database as being representative of the types of companies with which Anheuser-Busch competes for executive talent. The report reviews base salary, annual bonus, and long term incentive awards for the CEO and other officer positions with responsibilities that are comparable across the group. Hewitt believes, and the Committee concurs, that this sample of benchmarks not only provides guidance for specific positions, but also is indicative of overall Company pay practices when viewed in the aggregate.

  . TARGETED COMPENSATION. Total compensation for executive officers including Mr. Busch is targeted at a market level which approximates the median of the sample group of comparable companies after adjusting for the different magnitude of sales for each company, using a method called regression analysis. "Market level" is considered to be that calculated at the 50th percentile, with a margin of +-20%.

SALARY:

  The Company does not have an employment agreement with Mr. Busch III or any of its other executive officers. In setting Mr. Busch's 1993 base salary the Committee considered the overall financial performance of the Company during 1992, particularly beer sales volume and market share performance, operating and net income margin trends, growth in earnings per share, returns on capital and equity, and total returns to shareholders. Actual salary determination is subjective in that there are no specific weightings for the variables considered. Mr. Busch's 1992 base salary of $894,000 was slightly below the market level of salaries for CEOs in the comparable group of companies. In light of the positive financial results the Company achieved in 1992 and the continuing confidence in Mr. Busch's guidance in setting long term direction for the Company, the Committee recommended to the Board that Mr. Busch's salary be increased by 5% for 1993 to $940,000. Survey data subsequently confirmed this to be within 4% of the 50th percentile market level. Consistent with the Company's announced policy of no merit-based salary increases for 1994, Mr. Busch III did not receive a salary increase in 1994.

  1993 salaries for other executive officers were also targeted at the market level where appropriate benchmarks were available. Actual 1993 salaries varied considerably among the executive officers depending on responsibilities, past departmental or divisional performance, and to a lesser degree, length of service. There were no specific departmental or divisional performance measures defined and considered. The individual's judgment, maturity, and potential were subjectively evaluated. Other than increases resulting from significant increases in responsibilities, executive officers received no salary increases in 1994.

BONUS:

  Bonuses for the CEO, 14 other executive officers, and 40 other officers, are distributed from a pool not to exceed .425% of pretax profits of the Company. Individual bonus awards are determined by subjectively evaluating each executive's performance toward divisional or departmental objectives, including budgeted earnings and cash flow return on gross investment targets; no specific performance measures are defined. In the case of Mr. Busch, his bonus is dependent on overall Company performance and the achievement of various corporate objectives as outlined in annual presentations to the Board of Directors. Specific short and long term objectives are established each year for the overall Company as well as for each operating division. Particular emphasis is placed on operating profit contribution, cash flow return on gross investment, and earnings per share increase. Other executive officers' bonuses are dependent on their particular divisions' achievement toward established objectives or, in the case of staff functions, their contribution towards overall corporate results. There is no established weighting of various objectives and an individual's particular contribution is subjectively evaluated.

  In keeping with the Committee's philosophy that a large portion of an executive's compensation should be "at risk," the Company provides a larger bonus component of total compensation than does the typical company in Hewitt's report. Aggregate 1992 bonuses for all Company executives in Hewitt's benchmark survey were 25% above the comparative group. Reflecting the Company's level of achievement toward meeting 1993 goals, the Committee recommended a general 20% decrease in bonus payments for 1993 as compared with 1992. Mr. Busch's bonus payment was reduced from $1,120,000 to $896,000; bonus payments for all other executive officers as a group averaged 19% below 1992 awards.

LONG TERM INCENTIVES:

  Long term incentives are generally well below the levels found at the comparable companies. As indicated previously, stock options are the Company's only long term incentive. Stock option awards are made to approximately 750 middle and upper level managers, including the CEO and all executive officers. The size of awards is subjectively determined based on position, responsibilities, and individual performance. The amount and terms of prior option grants are not explicitly considered in determining the size of awards. In 1993, the Committee granted Mr. Busch options for 100,000 shares, the same number he was granted in 1992. The Committee is aware that Hewitt's report indicates that this size grant is well below that typically awarded the CEO of comparable companies, particularly when no other long term incentives are offered. However the Committee believes that the overall mix of Mr. Busch's compensation components is appropriate and the Committee supports his total compensation program, which is comparable to the market level for CEO total compensation among the comparison group.

DEDUCTIBILITY OF COMPENSATION EXPENSES

  The Company is not allowed a deduction for compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation.

  In September 1993 the Committee recommended and the Board approved a deferred compensation plan for its highly paid executives, whereby executives may elect to defer a portion of their compensation.
Mr. Busch III, who is the only executive who earned more than $1 million in 1993, has elected to defer until after he retires virtually all of the portion of his salary and bonus for 1994 that may exceed the Company's deductibility limitation.

  In order to qualify stock options as performance-based compensation, in December 1993 the Committee recommended and the Board approved, subject to shareholder approval at this meeting, an amendment to the 1989 Incentive Stock Plan adding an annual limit on grants to an individual. (See pages 8-12.)

                      Bernard A. Edison-Chairman

         Richard T. Baker                Andrew B. Craig III
      Vernon R. Loucks, Jr.               Vilma S. Martinez


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Busch is a member of the Human Resources Committee of Southwestern Bell Corporation. Mr. Whitacre, an Executive Officer of Southwestern Bell, is a Director of the Company.

  Mr. Ritter, an Executive Officer of the Company, is a member of the Board of Directors of Boatmen's Bancshares, Inc. Mr. Craig, an
Executive Officer of Boatmen's Bancshares, is a member of the Company's Executive Salaries and Incentive Stock Plan Committees.

SUMMARY COMPENSATION TABLE


                                                                LONG-TERM
                                        ANNUAL COMPENSATION    COMPENSATION
                                        -------------------    -------------    ALL
                                                                AWARDS OF      OTHER
                                                                  STOCK     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR      SALARY($)   BONUS($)     OPTIONS(#)      ($)*
- - - ---------------------------  ----      ---------   --------     ----------  ------------

A. A. Busch III              1993      940,000       896,000      100,000      39,919
 Chairman of the Board and   1992      894,000     1,120,000      100,000      37,641
 President                   1991      851,016     1,022,000        1,785      32,916

J. E. Ritter                 1993      523,000       433,000       50,000      23,002
 Executive Vice President-   1992      498,000       541,000       50,000      22,422
 Chief Financial and         1991      474,000       500,000        1,785      20,754
 Administrative Officer

P. T. Stokes                 1993      523,000       355,000       50,000      17,532
 Vice President and Group    1992      475,000       444,000       50,000      15,621
 Executive                   1991      432,000       410,000        1,785      14,345


B. H. Beracha                1993      389,000       228,000       40,000      16,078
 Vice President and Group    1992      364,000       285,000       35,000      14,628
 Executive                   1991      347,000       250,000        1,785      13,014


M. J. Roarty                 1993      350,000       216,000           0      368,428
 Executive Vice President-   1992      331,000       270,000      25,000       17,420
 Corporate Marketing and     1991      315,000       250,000       1,785       16,107
 Communications

- - - -----

* The 1993 amounts disclosed in this column include:

  (a) Company matching contributions to the Deferred Income Stock
      Purchase and Savings Plan of $9,565 for Mr. Busch, $9,559 for Mr. Ritter, $9,581 for Mr. Stokes, $9,523 for Mr. Beracha, and $9,563 for Mr. Roarty.

  (b) Payments for insurance coverage of $24,154 for Mr. Busch, $13,443 for Mr. Ritter, $7,951 for Mr. Stokes, $6,555 for Mr. Beracha, and $8,865 for Mr. Roarty.

  (c) Payment of director fees from subsidiary companies of $6,200 for Mr. Busch.

  (d) A cash separation payment of $350,000 for Mr. Roarty. This payment was accrued in 1993 due to Mr. Roarty's participation in the Enhanced Retirement Program ("ERP") that was offered to all eligible salaried employees of the Company. Mr. Roarty will receive the payment upon his retirement in September 1994. As an ERP participant, Mr. Roarty will also receive a pension benefit that is 15% greater than it would otherwise have been. Mr. Roarty will be required to execute a three year Confidentiality and Non-Competition Agreement as a precondition to participation in the ERP. As additional consideration for executing the Agreement, the period for exercising certain options previously granted to Mr. Roarty will be extended for a period of four years following retirement. None of the other named executive officers participated in the ERP.


               COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN*

   ANHEUSER-BUSCH COMPANIES, INC., S&P 500 INDEX & RUSSELL LARGE CAP INDEX**


Measurement Period          Anheuser-Busch        S&P 500       Russell Large Cap Index
- - - ------------------          --------------        -------       -----------------------
(Fiscal Year Covered)
- - - ---------------------
Measurement Pt-12/31/83       $100.0              $100.0               $100.0
FYE 12/31/84                   119.4               106.2                109.6
FYE 12/31/85                   213.2               139.8                142.0
FYE 12/31/86                   268.3               165.9                168.0
FYE 12/31/87                   348.2               174.5                179.6
FYE 12/31/88                   335.4               203.2                207.0
FYE 12/31/89                   418.3               267.4                277.1
FYE 12/31/90                   478.2               259.1                283.0
FYE 12/31/91                   697.5               337.7                364.6
FYE 12/31/92                   677.7               363.4                378.8
FYE 12/31/93                   585.1               399.9                405.2



              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

   ANHEUSER-BUSCH COMPANIES, INC., S&P 500 INDEX, AND RUSSELL LARGE CAP INDEX**


Measurement Period          Anheuser-Busch        S&P 500       Russell Large Cap Index
- - - ------------------          --------------        -------       -----------------------
(Fiscal Year Covered)
- - - ---------------------
Measurement Pt-12/31/88       $100.0              $100.0               $100.0
FYE 12/31/89                   124.7               131.6                133.8
FYE 12/31/90                   142.6               127.5                136.7
FYE 12/31/91                   208.0               166.2                176.1
FYE 12/31/92                   202.1               178.8                183.0
FYE 12/31/93                   174.5               196.8                195.8


- - - -----

  *Assumes $100 invested on December 31 of first year of chart in Anheuser-Busch Companies, Inc. Common Stock, S&P 500 Index and
   Russell Large Cap Index and that all dividends were reinvested.

 **Because only one of the other six leading domestic brewers is an independent publicly traded company, the Company has elected to compare shareholder returns with the Russell Large Cap Index. This index is comprised of the 50 largest publicly held United States companies, based on market capitalization. The Company is included in the index.

***Compound Annual Growth Rate.



OPTION GRANTS IN 1993


                                                                       POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                      ANNUAL RATES OF STOCK PRICE APPRECIATION
                                 INDIVIDUAL GRANTS(1)                            FOR OPTION TERM(2)
                     ----------------------------------------------   ----------------------------------------
                     NUMBER OF    % OF TOTAL
                     SECURITIES    OPTIONS
                     UNDERLYING   GRANTED TO   EXERCISE
                      OPTIONS     EMPLOYEES     PRICE    EXPIRATION
 NAME                GRANTED(#)   IN 1993(3)    ($/SH)      DATE      0%            5%               10%
 ----                ----------   ----------   -------    ---------   --            --               ---
A. A. Busch III....   100,000       4.9%       $48.88    12/14/03    $000        $3,073,722        $7,789,416
J. E. Ritter.......    50,000       2.5         48.88    12/14/03     000         1,536,861         3,894,708
P. T. Stokes.......    50,000       2.5         48.88    12/14/03     000         1,536,861         3,894,708
B. H. Beracha......    40,000       2.0         48.88    12/14/03     000         1,229,489         3,115,766
M. J. Roarty.......         0         0           --        --         --         --                --

All Shareholders...       N/A       N/A           N/A         N/A     000     8,208,267,059    20,801,387,112
All Optionees...... 2,023,400       100         48.88    12/14/03     000(4)     62,193,650(4)    157,611,124(4)

Optionee Gain
 as % of All
 Shareholders                                                                     less than         less than
 Gain...............      N/A       N/A           N/A         N/A     N/A             1%                1%



- - - -----

(1) All options granted to the named officers were granted on December 15, 1993. The options become exercisable in three equal parts on the first, second, and third anniversaries of the grant date; however, the Incentive Stock Plan Committee is authorized to accelerate exercisability at any time, and acceleration occurs automatically in the event of the optionee's death or disability, or if certain events occur which would result in a change in control of the Company. In addition, a portion of the options were granted with a tax payment feature. The tax payment feature allows the use of option stock to pay the withholding taxes related to option exercises. The number of options granted with a tax payment feature in 1993 to the named officers were: Mr. Busch III, 98,000; Mr. Ritter, 48,000; Mr. Stokes, 48,000; and Mr. Beracha, 38,000.

(2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Potential realizable values for all shareholders are based on 267.0 million shares outstanding at December 31, 1993 and a per share price of $48.88.

(3) Based on 2,023,400 options granted to 751 employees during 1993.

(4) No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.






AGGREGATED OPTION EXERCISES IN 1993 AND 1993 YEAR-END OPTION VALUES



                                                      NUMBER OF
                                                      SECURITIES        VALUE OF
                                                      UNDERLYING       UNEXERCISED
                                                     UNEXERCISED      IN-THE-MONEY
                                                      OPTIONS AT        OPTIONS AT
                                                     12/31/93 (#)    12/31/93($)(1)(2)
                                                     ------------    -----------------
                        SHARES
                      ACQUIRED ON       VALUE         EXERCISABLE/    EXERCISABLE/
   NAME               EXERCISE (#)  REALIZED($)(1)   UNEXERCISABLE   UNEXERCISABLE
   ----               ------------  --------------   -------------   -------------
A. A. Busch III.....         0               0         349,618/       3,911,644/
                                                       166,666           62,500

J. E. Ritter........         0               0         227,871/       2,649,641/
                                                        83,333           31,250

P. T. Stokes.........      608          22,800         231,751/       2,900,525/
                                                        83,333           31,250

B. H. Beracha........        0               0         138,491/       1,534,584/
                                                        63,333           25,000

M. J. Roarty.........        0               0          12,468/          16,296/
                                                        16,666                0

- - - -----

(1) Value before income taxes payable as a result of exercise.

(2) Based on the average of the high and low price of the Company's common stock on the New York Stock Exchange-Composite Transactions for 12/31/93 ($49.50).



PENSION PLAN TABLE


                                             YEARS OF SERVICE
                        --------------------------------------------------------
ELIGIBLE
REMUNERATION            10           15          20          25       30 OR MORE
- - - ------------            --           --          --          --       ----------
$  500,000.........  $ 83,333     $125,000    $166,667    $208,333    $  250,000
   750,000.........   125,000      187,500     250,000     312,500       375,000
 1,000,000.........   166,667      250,000     333,333     416,667       500,000
 1,250,000.........   208,333      312,500     416,667     520,833       625,000
 1,500,000.........   250,000      375,000     500,000     625,000       750,000
 1,750,000.........   291,667      437,500     583,333     729,167       875,000
 2,000,000.........   333,333      500,000     666,667     833,333     1,000,000
 2,250,000.........   375,000      562,500     750,000     937,500     1,125,000
 2,500,000.........   416,667      625,000     833,333   1,041,667     1,250,000

  The Pension Plan Table above shows a range of estimated annual normal retirement pension benefits for employees who have the years of credited service shown at retirement, and whose eligible remuneration is as shown. The eligible remuneration used to compute actual pension benefits would be the highest salary and bonus for the calendar year of retirement or any of the four preceding years; the Summary Compensation Table at page 18 shows the salary and bonus of the executive officers named therein for the past three years. The benefits shown assume continued service until retirement at age 65 and payment in the form of a life annuity with ten years of guaranteed payments. Amounts shown do not reflect the applicable deduction for Social Security benefits. Vesting and payment of part of the benefits shown are accelerated if certain events occur that would result in a change in control of the Company. Also, if an excise tax were imposed on a participant as to such benefits on account of such a change in control, the participant's benefits would be increased to the extent required to put the participant in the same position after payment of taxes as if no excise tax had been imposed.

  Years of credited service, to the nearest year, and compensation covered by the pension plans for executive officers named in the Summary Compensation Table are as follows: Mr. Busch-36 years and $2,060,000; Mr. Ritter-26 years and $1,064,000; Mr. Stokes-25 years and $967,000; Mr. Beracha-26 years and $674,000; and Mr. Roarty-41 years and $620,000. Due to his participation in the Enhanced Retirement Program (as described on page 18), the pension benefit of Mr. Roarty will be 115% of the normal benefit.

 OTHER TRANSACTIONS INVOLVING DIRECTORS, OFFICERS, OR THEIR ASSOCIATES

  In June of 1993, pursuant to an investment agreement the Company purchased, for $207.2 million, from Grupo Modelo, S.A. de C.V., Mexico's largest brewer ("Grupo Modelo"), equity securities representing a 10% interest in Grupo Modelo. Pablo Aramburuzabala O. is the Vice President of the Board of Directors of Grupo Modelo. Representatives of Grupo Modelo have informed the Company that prior to this transaction Mr. Aramburuzabala, certain of his family members and a trust of which he and certain of his family members were principal beneficiaries owned equity securities aggregating approximately 28.87% of the outstanding equity securities of Grupo Modelo. The Company also purchased at that time, for $270 million, equity securities representing a 10% interest in DIBLO, S.A. de C.V., the operating subsidiary of Grupo Modelo ("Diblo"), 76.75% of the outstanding equity securities of which are owned by Grupo Modelo. Mr. Aramburuzabala is the Vice President of the Board of Directors of Diblo. Representatives of Diblo have informed the Company that of the securities of Diblo acquired by the Company, Mr. Aramburuzabala, his family members and a trust of which he and certain of his family members were principal beneficiaries owned approximately 28.87%. Pursuant to the investment agreement, the Company also acquired an option to purchase, at prevailing market rates (subject to certain limits), from certain shareholders of Grupo Modelo and Diblo, including Mr. Aramburuzabala, certain of his family members and trusts of which he and certain of his family members are beneficiaries (the "Controlling Shareholders"), equity securities sufficient to increase the Company's interest in Grupo Modelo to 35.12% and sufficient to increase the Company's interest in

Diblo to 23.25%. Under certain circumstances involving the non-exercise of such options by the Company, at either party's election the equity securities acquired by the Company may be repurchased by Grupo Modelo, Diblo or the Controlling Shareholders, half at cost and the remainder at prevailing market rates (subject to certain limits).

  Pursuant to the investment agreement, the Company agreed to use its best efforts to maintain a representative of Grupo Modelo on its Board of Directors so long as the Company or one of its subsidiaries owns ten percent or more of the outstanding capital stock of Grupo Modelo.
Mr. Aramburuzabala is the representative of Grupo Modelo for this purpose. The investment agreement contains other agreements between the Company and Grupo Modelo, Diblo and the Controlling Shareholders, as to, among other matters, the corporate governance of Grupo Modelo and Diblo and restrictions on the sale of the securities of Grupo Modelo and Diblo held by the Company and by the Controlling Shareholders.

  August A. Busch, Jr., a former director of the Company, was, until his death in September 1989, the owner of Grant's Farm, a tract of approximately 225 acres located in St. Louis County, Missouri, most of which has been leased and used by the Company for many years. Upon his death the property passed to the trustees of a real estate trust created by his will (the "Trustees") for the benefit of certain children of Mr. Busch, Jr., not including August A. Busch III. The area includes an animal reservation and numerous other attractions and facilities. The Company uses Grant's Farm extensively for entertaining and conducting public tours and for other purposes associated with its advertising and public relations program. It is one of the most popular tourist attractions in the St. Louis area. The leased premises include all of the tract (except for approximately 23 acres that have been reserved for the residents' personal use) plus an adjacent tract of approximately 7 acres upon which are situated a parking lot and a stallion barn. Also, various paintings, trophies, horsedrawn vehicles, and other personal property that belonged to Mr. Busch, Jr. are displayed during public tours of the premises.

  The current lease (the "Lease") became effective January 1, 1982. The Lease may be terminated by the Company by giving notice at any time prior to October 31 of any year, to be effective in the following year at the end of the month during which the tour season ends. The Trustees may terminate the Lease by giving notice at any time prior to October 31 of any year, to be effective at the end of the month during which the tour season ends in the second year following the year in which notice is given. If the Trustees terminate the Lease, they must reimburse the Company for the unamortized value of all capital leasehold improvements made by the Company.

  Under the Lease, the Trustees will receive a fixed annual rental of $201,890 throughout the term of the Lease. They will also share in that portion of income from the Company's concession operations which exceeds the approximate income generated from such operations when they were operated by Mr. Busch, Jr. The Lease provides that the Trustees have the responsibility for the maintenance and care of the leased premises and the animals and personal property situated thereon, and the Company is obligated to reimburse them for their expenses in carrying out that responsibility. During the term of the Lease, the Company has the right of first refusal to purchase the leased premises and also to purchase the 23-acre tract referred to above. The Company also has the right, under certain circumstances, to purchase the personal property covered by the Lease and certain personal property located in Mr. Busch, Jr.'s former residence. For the year 1993, the Trustees received, in the aggregate, from the Company under the Lease:
(1) basic rent of $201,890, (2) $260,815 as their share of the Company's income from concession operations, and (3) $1,240,110 as reimbursement for the actual expenses, as audited by the Company's internal audit department, for the maintenance and care of the leased premises, the animals, and the personal property situated thereon.

  For many years, Mr. Busch, Jr. provided board and care for the Anheuser-Busch, Incorporated ("ABI") Clydesdale horses on property other than Grant's Farm. The existing Clydesdale Lease Agreement between Mr. Busch, Jr. and ABI first became effective on January 1, 1973. Certain heirs of Mr. Busch, Jr. (not including August A. Busch
III) succeeded to the interests of Mr. Busch, Jr. under the lease, which was amended as of August 31, 1990. For the year 1993, ABI paid or will pay under this lease $26,515 as annual rental and $179,788 as reimbursement for the actual expenses, as audited by the

Company's internal audit department, incurred to care for the Clydesdale horses and the leased property.

  Eagle Snacks, Inc. ("Eagle Snacks"), a wholly-owned subsidiary of the Company, previously had an agreement with Gulf Coast Snacks, Inc. ("Gulf Coast") for the distribution of snack products in San Antonio, Austin, and Houston, Texas. Adolphus A. Busch IV, a half brother of Mr. Busch III, is a one-third owner and president of Gulf Coast. The terms of this distribution agreement are comparable with those which Eagle Snacks has with other wholesalers. Pursuant to this distribution agreement, Gulf Coast purchased $9,268,000 of products from Eagle Snacks during 1993. A limited partnership in which Eagle Snacks holds a majority of the equity, but as a limited partner, will purchase the assets of Gulf Coast used in the operation of its San Antonio and Austin distributorships. Eagle Snacks will also purchase the assets of Gulf Coast used in the operation of its Houston snack distributorship. The assets to be purchased consist primarily of inventory and equipment. Inventory will be purchased at cost for approximately $386,700 and equipment will be purchased at book value for approximately $288,200. At the time of closing, Gulf Coast will owe Eagle Snacks approximately $2,147,000 for inventory purchased while operating the distributorships, net of credits owed them. A final accounting of amounts owed and credits due the parties will be completed within sixty days of closing, and Eagle Snacks will be paid in full at that time. The terms of the purchases, including the amounts paid, were reviewed and approved by the Conflict of Interest Committee of the Board.

  Anheuser-Busch, Incorporated ("ABI") has agreements with Double Eagle Distributing, Inc. ("Double Eagle") and Southern Eagle Distributing, Inc. ("Southern Eagle") for the distribution of malt beverage products in Deerfield Beach, Florida and Fort Pierce, Florida, respectively. Double Eagle, which is owned by James B. Orthwein, Jr. and Percy J. Orthwein II, who are sons of James B. Orthwein, purchased $41,091,623 of products from ABI during 1993. Percy Orthwein is Chairman of the Board and James Orthwein is President and General Manager of Double Eagle. Southern Eagle, of which Peter William Busch, a half brother of Mr. Busch III, is the majority owner, purchased $18,847,972 of products from ABI during 1993. Peter Busch is the President of Southern Eagle. The terms of these distribution agreements are comparable with those which ABI has with other wholesalers.

  Peter M. Flanigan, a director of the Company, is also a director of Dillon, Read & Co. Inc. ("Dillon Read"), an investment banking firm which provided financial advisory, securities underwriting, and other customary investment banking services to the Company during 1993. The Company expects that Dillon Read will continue to provide services to the Company during 1994.

  Douglas A. Warner III, a director of the Company, is an executive officer of J. P. Morgan & Co., Incorporated ("Morgan"). Morgan and its subsidiaries have provided investment banking and related financial services to the Company during 1993 and are expected to provide similar services to the Company during 1994.

  William H. Webster, a director of the Company, is a partner of Milbank, Tweed, Hadley & McCloy, a law firm that provided legal services to the Company in 1993 and may provide legal services to the Company during 1994.

  The Company occasionally uses the personal aircraft of Mr. Busch III for Company business. During 1993, the Company reimbursed Mr. Busch $73,399 based on the manufacturer's published hourly rate for fuel, oil, maintenance, and other miscellaneous costs for operating the aircraft.

  In the opinion of the Company's management, the terms and conditions of the foregoing transactions are at least as favorable to the Company and its subsidiaries as those which would be available from unrelated parties for comparable transactions.

              COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

  The Company's executive officers and directors are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of common stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Company.

  Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been complied with.

                    SHAREHOLDER PROPOSALS FOR 1995

  For inclusion in the Company's Proxy Statement and form of proxy, any shareholder proposals intended to be presented at the 1995 Annual
Meeting must be received by the Company no later than November 10, 1994.

  Shareholders who do not submit proposals for inclusion in the Proxy Statement but who intend to submit a proposal at the 1995 Annual Meeting, and shareholders who intend to submit nominations for directors at the meeting must provide written notice. Such notice should be addressed to the Secretary and received at the Company's principal executive offices not earlier than January 27, 1995 and not later than February 26, 1995. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the By-Laws will be sent to any shareholder upon written request to the Secretary.

                             OTHER MATTERS

  The cost of soliciting proxies will be borne by the Company and will consist primarily of printing, postage, and handling, including the expenses of brokerage houses, custodians, nominees, and fiduciaries in forwarding documents to beneficial owners. In addition, to assist in the solicitation of proxies from brokers, bank nominees, and other institutional holders and from other shareholders, the Company has engaged D. F. King & Co., Inc. for a fee not to exceed $10,000 plus out-of-pocket expenses. Solicitation also may be made by the Company's officers, directors, or employees, personally or by telephone.


St. Louis, Missouri
March 10, 1994

                              APPENDIX



A five year and ten year performance graph is found on page 19. Also, the proxy statement, in circulated form, will include 1 1/8" x 1 1/4" pictures of the directors next to their descriptions on pages 3-5.

PAGE> 29



                 ANHEUSER-BUSCH COMPANIES, INC.  PROXY

                    DIRECTORS RECOMMEND A VOTE FOR


1. / / FOR the election of Andrew B. Craig III, Bernard A. Edison, Vernon R. Loucks, Jr., Vilma S. Martinez, and Edward E.
       Whitacre, Jr. as Directors

   / / WITHHOLD authority to vote for ALL of the above nominees

   / / WITHHOLD authority to vote for the following nominees only:


       -----------------------------------------------------------


       -----------------------------------------------------------


2. Approval of amendments to the 1989 Incentive Stock Plan

   FOR AGAINST ABSTAIN

   / /   / /    / /


3. Approval of the appointment of Price Waterhouse as independent auditors for 1994

   FOR AGAINST ABSTAIN

   / /   / /    / /


              DIRECTORS RECOMMEND A VOTE AGAINST


4. A. Shareholder proposal on Retirement Plan for
   Non-Employee Directors

   FOR AGAINST ABSTAIN

   / /    / /    / /


   B. Shareholder proposal on Beer Marketing Report

   FOR AGAINST ABSTAIN

   / /   / /    / /

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


        BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.

The undersigned hereby appoints August A. Busch III, Fred L. Kuhlmann, and JoBeth G. Brown as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of stock that the undersigned would be entitled to vote upon the matters set forth in the Notice of meeting or which may properly come before the annual meeting of shareholders to be held at the Academy Plaza Theatre, 5230 Lankershim Blvd., Los Angeles, California, on April 27, 1994, at 10:00 A.M. local time and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN
PROPERLY EXECUTED, IT WILL BE VOTED FOR ITEMS #1, #2, AND #3 AND
AGAINST THE SHAREHOLDER PROPOSALS IN ITEM #4 UNLESS CONTRARY
INSTRUCTIONS ARE INDICATED ON THE REVERSE SIDE.

                                       Dated---------------------, 1994

                                       -------------------------------

                                       -------------------------------

                                          SIGNATURE OF SHAREHOLDER(S)
                                       (Sign exactly as your name or
                                       names appear at the left; in
                                       the case of shares held by
                                       joint owners, all joint owners
                                       should sign; fiduciaries should
                                       indicate title and authority.)


                                         / / SEND ADMISSION TICKET


 PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

       TO PARTICIPANTS IN THE ANHEUSER-BUSCH EMPLOYEE STOCK

        PURCHASE AND SAVINGS PLAN AND THE DEFERRED INCOME

                  STOCK PURCHASE AND SAVINGS PLANS


    Enclosed is the notice, proxy statement, and proxy card for the Annual Meeting of Shareholders of Anheuser-Busch Companies, Inc. which will be held on April 27, 1994. The number of shares shown on the proxy card represents the shares in your account(s) with respect to which you are entitled to direct the voting. In order for these shares to be voted by the Trustees of the Plan(s) in accordance with your confidential instructions, Boatmen's Trust Company must receive your executed proxy card not later than April 20, 1994.

                                                BOATMEN'S TRUST COMPANY

                                                          April 5, 1994


To the Shareholders of
Anheuser-Busch Companies, Inc.

    The time is approaching for the holding of the annual meeting of the shareholders of Anheuser-Busch Companies, Inc. on April 27, 1994, and our vote tabulator has not yet received your Proxy.

    It is important that your shares be represented at the meeting. We urge you to sign and mail the enclosed duplicate Proxy as soon as possible.


                                                             Sincerely,

                          ANHEUSER-BUSCH COMPANIES, INC.

                            1989 INCENTIVE STOCK PLAN

     (AS AMENDED DECEMBER 20, 1989, DECEMBER 19, 1990 AND DECEMBER 15, 1993)

SECTION 1. PURPOSE.

    The purpose of the Plan is to attract, retain, motivate and reward employees of the Company, its Subsidiaries and Affiliates with compensatory arrangements that involve Options and SARs.

SECTION 2. DEFINITIONS.

   (a) "Act" means the Securities Exchange Act of 1934, as amended from time to time.

   (b) "Affiliate" means any entity in which the Company has a substantial direct or indirect equity interest (other than a Subsidiary), as determined by the Committee.

   (c) "Board"  means the Board of Directors of the Company.

   (d) "Code" means the Internal Revenue Code as in effect from time to time.

   (e) "Committee"  means the Stock Option Committee described in
Section 12 hereof.

   (f) "Company" means Anheuser-Busch Companies, Inc. and its successors.

   (g) "Disability" means the condition of being "disabled" within the meaning of Section 422(c)(6) of the Code or any successor provision.

   (h) "Eligible Employee" means a person who is eligible to receive an option under Section 4 of the Plan.

   (i) "Employer" means the Company, the Subsidiary, or the Affiliate which employs the Optionee.

   (j) "Fair Market Value" of Stock on a given date means (i) the average of the highest and lowest selling prices per share of Stock reported on the New York Stock Exchange Composite Tape or similar facility for such date, (ii) if Stock is not listed on the New York Stock Exchange, the average of the highest and lowest selling prices per share of Stock as reported for such date on the principal stock exchange in the U.S. on which Stock is listed (as determined by the Committee), or (iii) if neither of the preceding clauses is applicable, the value per share determined by the Committee in a manner consistent with the Treasury Regulations under Section 2031 of the Internal Revenue Code. If no sale of Stock occurs on such date, but there were sales reported within a reasonable period both before and after such date, the weighted average of the means between the highest and lowest selling prices on the nearest date before and the nearest date after such date shall be used, with the average to be weighted inversely by the respective numbers of trading days between the selling dates and such date.

   (k) "ISO" or "Incentive Stock Option" means an option to purchase Stock which is designated by the Committee as an "Incentive Stock Option" and which qualifies as an "incentive stock option" under Section 422 (or any successor provision) of the Code.

   (l) "Limited Right"  has the meaning given in Section 7.

   (m) "NQSO" or "Non-Qualified Stock Option" means an option to purchase Stock which is designated by the Committee as a "Non-Qualified Stock Option," or which is designated by the Committee as an ISO but which fails or ceases to qualify as an "incentive stock option" under the Code.

   (n) "Option"  means an ISO or an NQSO.

   (o) "Option Agreement"  means the written agreement referred to in
Section 5(a) between the Company and the Optionee evidencing an Option or SAR.

   (p) "Optionee" means a person to whom an Option or SAR is granted pursuant to the Plan.

   (q) "Plan" means the Anheuser-Busch Companies, Inc. 1989 Incentive Stock Plan, as amended from time to time.

   (r) "Reporting Person," as of a given date, means an Optionee who would be required to report a purchase or sale of Stock occurring on such date to the Securities and Exchange Commission pursuant to Section 16(a) of the Act and the rules and regulations thereunder.

   (s) "Rule 16b-3" means Rule 16b-3 (as amended from time to time) promulgated by the Securities and Exchange Commission under the Act, and any successor thereto, as in effect as to the Plan.

   (t) "SAR" means a stock appreciation right, which is the right to receive cash, Stock, or other property having a value on the date the SAR is exercised equal to (i) the excess of the Fair Market Value of one share of Stock on the exercise date over (ii) the base price of the SAR. The term "SAR" does not include a Limited Right.

   (u) "Stock" means shares of the common stock of the Company, par value $1.00 per share, or such other class or kind of shares or other securities as may be applicable under Section 10.

   (v) "Subsidiary" means a "subsidiary corporation" of the Company as defined in Section 424 (or any successor provision) of the Code.

   (w) "Withholding Taxes" means, in connection with an Option or SAR (including without limitation the receipt of Stock pursuant to the exercise of an NQSO or SAR or the disposition of ISO shares), (a) the total amount of Federal and state income taxes, social security taxes and other taxes which the Employer of the Optionee is required to withhold ("Required Withholding Taxes") plus (b) any other such taxes which the Employer, in its sole discretion, withholds at the request of the Optionee.

SECTION 3. MAXIMUM SHARES.

   (a) The maximum number of shares of Stock which may be issued to Eligible Employees pursuant to Options and SARs under the Plan shall be 22,000,000 shares, subject to adjustment as provided in Section 10. For this purpose:

     (i) Only shares actually issued pursuant to the grant or exercise of an Option or SAR shall be counted against the Plan maximum.

       (ii) Except to the extent prohibited by Rule 16b-3, Shares which are forfeited by an Optionee after issuance shall be deemed to have never been issued under the Plan and accordingly shall not be counted against the Plan maximum.

       (iii) The number of shares available for the grant of new Options and SARs at any particular time shall be (A) the maximum number of shares specified above (as adjusted), minus (B) the sum of the number of shares issued under the Plan prior to that time and the number of shares issuable upon exercise of Options and SARs outstanding at that time.

In its discretion, the Company may issue treasury shares or authorized but previously unissued shares.

   (b) Notwithstanding paragraph (a) above, the maximum number of shares for which ISOs may be granted under the Plan shall be 22,000,000 shares, subject to adjustment as provided in Section 10, regardless of the fact that a lesser number of shares is issued pursuant to the exercise of ISOs.

   (c) Shares issued under other plans of the Company shall not be counted against the Plan maximum.

   (d) Notwithstanding any other provisions of this Plan, the maximum number of options that may be granted to any Eligible Employee during any calendar year shall be 500,000, subject to adjustment as provided in
Section 10.

SECTION 4. ELIGIBILITY.

    Officers and management employees of the Company, Subsidiaries or Affiliates shall be eligible to receive Options and SARs under the Plan. A Director of the Company or a Subsidiary or an Affiliate shall be eligible only if he or she also is an officer or employee of the Company, a Subsidiary or an Affiliate. Notwithstanding the foregoing, persons employed only by Affiliates shall not be eligible to receive ISOs.

SECTION 5. OPTION AND SAR GRANTS.

   (a) Subject to the limitations in this Plan, the Committee may cause the Company to grant Options and/or SARs to such Eligible Employees, at such times, in such amounts, for such periods, becoming exercisable at such times, with such option prices or base prices, and subject to such other terms, conditions, and restrictions as the Committee deems appropriate. Each Option or SAR shall be evidenced by a written Option Agreement between the Company and the Optionee. In granting an Option or SAR, the Committee may take into account any factor it deems appropriate and consistent with the purpose of the Plan. Options and/or SARs may be granted as additional compensation to the Optionee, or in lieu of other compensation.

   (b) Options and SARs may be granted separately or as alternatives to each other, except that (i) Options and SARs shall be granted as alternatives to each other only if the option prices and the base prices are equal, (ii) Limited Rights shall not be granted separately, and shall be granted only as alternatives to Options and/or SARs, (iii) SARs and/or Limited Rights which are alternatives to ISOs may be granted only at the same time the ISO is granted, and (iv) SARs which are alternatives to Options, and Limited Rights which are alternatives to Options or SARs, shall expire or terminate at the same time as the Option or SARs to which they are alternatives.

   (c) All or any portion of any payment to an Optionee whether in cash or shares of Stock, may be deferred to a later date if and as provided in the Option Agreement. Deferrals may be for such periods and upon such terms and conditions (including the provision of interest, dividend equivalents, or other return on such amounts) as the Committee may determine.

   (d) Option Agreements may contain any provision approved by the Committee, not inconsistent with Section 9, relating to the period for exercise after termination of employment, death or Disability.

   (e) Option Agreements may, in the discretion of the Committee, contain a provision permitting an Optionee to designate the person who may exercise an Option or SAR upon the Optionee's death, either by Will or by appropriate notice to the Company.

   (f) Notwithstanding any other provision of this Section 5, (i) no Option or SAR shall contain a so-called "reload" feature under which Options or SARs are automatically granted to Optionees upon exercise of Options or SARs, and (ii) no Option or SAR shall be granted in exchange for a so-called "underwater" Option or SAR which has an option price or base price in excess of the Fair Market Value of the Stock (nor shall an underwater Option or SAR be amended to reduce its option price or base price).

SECTION 6. PROVISIONS GOVERNING OPTIONS AND SARS.

   (a) If Options and SARS are alternatives to each other, the exercise of all or part of one automatically shall cause an immediate equal and corresponding termination of the other.

   (b) An Optionee shall have none of the rights of a shareholder with respect to shares of Stock subject to his or her Option or SAR until shares are issued in his or her name.

   (c) Nothing in the Plan or any Option Agreement shall confer on any person any right or expectation to continue in the employ of his or her Employer, or shall interfere in any manner with the absolute right of the Employer to change or terminate such person's employment at any time for any reason or for no reason.

   (d) Options and SARs shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee or his or her guardian or legal representative.

   (e) Except as provided in Section 10(b), (A) the option price per share of an Option or the base price of an SAR shall not be less than Fair Market Value on the Option's or the SAR's grant date, nor less than the par value of a share of Stock, except that an SAR which is an alternative to an Option but which is granted at a later time may have a base price equal to the option price even though the base price is less than Fair Market Value on the date the SAR is granted.

   (f) The grant of an Option and the Option Agreement for an Option must clearly identify the Option as either an ISO or as an NQSO.

   (g) In the case of an SAR, the Option Agreement may specify the form of payment of SARs or may provide that the form is to be determined at a later date, and may require the satisfaction of any rules or conditions in connection with receiving payment in any particular

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

form. If the Optionee is a Reporting Person at the time of grant or during the SAR's term and is given an election to receive cash in full or partial settlement of an SAR, the Committee shall have sole discretion to approve or disapprove such election at any time after it is made.

SECTION 7. LIMITED RIGHTS.

   (a) The Committee shall have authority to grant limited stock appreciation rights ("Limited Rights") to the holder of any Option or SARs granted under the Plan (the "Related Option or SAR") with respect to all or some of the shares of Stock covered by such Related Option or SAR. A Limited Right may be granted either at the time of grant of the Related Option or SAR or (except in the case of an ISO) at any time thereafter during its term. A Limited Right may be granted to an Optionee with respect to Options irrespective of whether such Optionee is being granted or has been granted an SAR. Limited Rights shall be transferable only when the Related Option or SAR is transferable and under the same conditions, and shall be exercisable during the Optionee's lifetime only by the Optionee or his or her guardian or legal representative. If an ISO is a Related Option to Limited Rights, the Limited Rights may be exercised only if the Fair Market Value per share of Stock on the exercise date exceeds the option price per share of the ISO. A Limited Right may be exercised only during the sixty-day period beginning on an "Acceleration Date" (as defined in Section 11(a) hereof); provided, however, that if the Acceleration Date occurs within the six month period following the grant of the Limited Right or the grant of the Related Option or SAR, whichever is applicable as provided below, to a Reporting Person, then the Limited Right will be exercisable by the Reporting Person for a period of thirty days following expiration of such six-month period, or, if earlier, thirty days following the Optionee's death or Disability. Each Limited Right shall be exercisable only if, and to the extent that, the Related Option or SAR is exercisable (ignoring paragraph (j) below). Notwithstanding the provisions of the two immediately preceding sentences, no Limited Right may be exercised by a Reporting Person until the expiration of six months from the date of grant of the Limited Right unless otherwise permitted by Rule 16b-3 in the case of an SAR granted prior to the grant of the Limited Right.

   (b) Upon the exercise of Limited Rights, the holder thereof shall receive in cash whichever of the following amounts is applicable:

       (i) in the case of an exercise of Limited Rights by reason of an acquisition of Stock described in Section 11(a), an amount equal to the Acquisition Spread (as defined in paragraph (d) below); or

       (ii) in the case of an exercise of Limited Rights by reason of shareholder approval of an agreement described in Section 11(a), an amount equal to the Merger Spread (as defined in paragraph (f) below);

       (iii) in the case of an exercise of Limited Rights by reason of a change in the composition of the Board of Directors as described in
   Section 11(a), an amount equal to the Board Change Spread (as defined in paragraph (g) below);

        (iv) in the case of an exercise of Limited Rights by reason of stockholder approval of a plan of liquidation described in Section 11(a), an amount equal to the Liquidation Spread (as defined in paragraph (i) below);

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

provided, however, that if an ISO is a Related Option to the Limited Rights, the cash received for each Right shall not exceed 100% of the spread under the ISO, i.e., the difference between the option price of the ISO and the Fair Market Value of Stock on the date the Limited Right is exercised.

   (c) The term "Acquisition Price per Share" as used in this Section shall mean, with respect to the exercise of any Limited Right by reason of an acquisition of Stock described in Section 11(a), the greater of (i) the highest price per share of Stock stated on the Schedule 13D, 14D-1 or similar schedule (or amendment thereto) filed by the holder of 50% or more of the Company's voting power which gives rise to the exercise of such Limited Right, and (ii) the highest Fair Market Value per share of Stock during the sixty-day period ending on the date the Limited Right is exercised.

   (d) The term "Acquisition Spread" as used in this Section shall mean an amount equal to the product computed by multiplying (i) the excess of
(A) the Acquisition Price per Share over (B) the option or base price per share of Stock at which the Related Option or SAR is exercisable, by (ii) the number of Limited Rights being exercised.

   (e) The term "Merger Price per Share" as used in this Section shall mean, with respect to the exercise of any Limited Right by reason of shareholder approval of an agreement described in Section 11(a), the greater of (i) the fixed or formula price for the acquisition of shares of Stock specified in such agreement if such fixed or formula price is determinable on the date on which such Limited Right is exercised, and
(ii) the highest Fair Market Value per share of Stock during the sixty-day period ending on the date on which such Limited Right is exercised. Any securities or property which are part or all of the consideration paid for shares of Stock pursuant to such agreement shall be valued in determining the Merger Price per share at the higher of (A) the valuation placed on such securities or property by the corporation, person or other entity which is a party with the Company to such agreement or (B) the valuation placed on such securities or property by the Committee.

   (f) The term "Merger Spread" as used in this Section shall mean an amount equal to the product computed by multiplying (i) the excess of (A) the Merger Price per Share over (B) the option or base price per share of Stock at which the Related Option or SAR is exercisable, by (ii) the number of Limited Rights being exercised.

   (g) The term "Board Change Spread" as used in this Section shall mean, with respect to the exercise of any Limited Rights by reason of a change in the composition of the Board described in Section 11(a), an amount equal to the product computed by multiplying (i) the excess of (A) the highest Fair Market Value per share of Stock during the sixty-day period ending on the date the Limited Rights are exercised over (B) the option or base price per share of Stock at which the Related Option or SAR is exercisable, by (ii) the number of Limited Rights being exercised.

   (h) The term "Liquidation Price per Share" as used in this Section shall mean, with respect to the exercise of any Limited Right by reason of shareholder approval of a plan of liquidation described in Section 11(a) the greater of (i) the highest amount paid or to be paid per share of Stock pursuant to the plan of liquidation as determined by the Committee and (ii) the highest Fair Market Value per share of Stock during the sixty-day period ending on the date on which such Limited Right is exercised. Any securities or property which (A) are part or all of the consideration paid for shares of Stock pursuant to such plan of liquidation or (B) are to be sold and the proceeds distributed in liquidation shall be valued in determining the Liquidation Price per share at the higher of
(i) the valuation placed on such securities or property by the Company upon the distribution of such securities or property in accordance with the plan of liquidation, if known, at the time of the exercise of such Limited Right, or (ii) the valuation placed on such securities or property by the Committee.

   (i) The term "Liquidation Spread" as used in this Section shall mean an amount equal to the product computed by multiplying (i) the excess of
(A) the Liquidation Price per Share over (B) the option or base price per share of Stock at which the Related Option or SAR is exercisable, by (ii) the number of Limited Rights being exercised.

   (j) Notwithstanding any other provision of the Plan, an SAR may not be exercised at a time when any Limited Rights held by the holder of such SAR may be exercised.

   (k) Notwithstanding the provisions of Section 7(a) above, if an Acceleration Date specified in Section 11(a)(i) occurs and if such Date occurs in connection with a Window Period Situation, then each Optionee who is a Restricted Reporting Person may exercise his or her Limited Rights only during the Window Period immediately following the Acceleration Date, subject to the following exceptions: (i) if the Acceleration Date occurs during the six-month period following the grant of a Limited Right or the grant of the Related Option or SAR, whichever is applicable as provided in the last sentence of Section 7(a) above, then such Limited Right may be exercised by such Optionee only during the Window Period immediately following the expiration of such six-month period or, if earlier, following the death or Disability of such Optionee; and (ii) if such Acceleration Date or the expiration of such six-month period (as applicable) occurs during a Window Period, such Optionee may exercise such Limited Right either during the remainder of such Window Period or during the next whole Window Period thereafter. For the purposes of this paragraph, a "Window Period Situation" exists (A) if one or more Reporting Persons are the "Person" or members of the group constituting the "Person" specified in Section 11(a)(i) below, or (B) if, by excluding all voting securities acquired by the "Person" directly from the Company, no Acceleration Date would occur. Each Reporting Person specified in clause (A) above, and all Reporting Persons in the case of a clause (B) Window Period Situation, are "Restricted Reporting Persons" for the purposes of this paragraph. A "Window Period" is the period defined from time to time in paragraph (e)(3)(iii) of Rule 16b-3, or the corresponding paragraph(s) of any successor to Rule 16b-3.

SECTION 8. STOCK ISSUANCE, PAYMENT, AND WITHHOLDING.

   (a) An Optionee may pay the option price of an Option in cash, Stock (including shares of previously-owned Stock, or Stock issuable in connection with the Option), or other property, to the extent permitted or required by the Option Agreement or the Committee from time to time. The Committee may permit deemed or constructive transfers of shares in lieu of actual transfer and physical delivery of certificates. Except to the extent prohibited by applicable law, the Committee or its delegate may take any necessary or appropriate steps in order to facilitate the payment of any such purchase price. Without limiting the foregoing, the Committee may allow the Optionee to defer payment of the option price, or may cause the Company to loan the option price to the Optionee or to guaranty that any shares to be issued will be delivered to a broker or lender in order to allow the Optionee to borrow the purchase price. The Committee may require satisfaction of any rules or conditions in connection with paying the Option price at any particular time, in any particular form, or with the Company's assistance.

   (b) When the Optionee's Employer becomes required to collect and pay Required Withholding Taxes, the Optionee shall promptly reimburse the Company or Employer (as required by the Committee) for the amount of such Required Withholding Taxes in cash, unless the Option Agreement or the Committee permits or requires payment in another form. In the discretion of the Committee or its delegate and at the Optionee's request, the Committee or its delegate may cause the Company or Employer to pay Withholding Taxes in excess of Required Withholding Taxes on behalf of an Optionee, which shall be reimbursed by the Optionee. The Committee may allow an Optionee to reimburse the Company or Employer for payment of Withholding Taxes with shares of Stock or other property. The Committee may require the satisfaction of any rules or conditions in connection with any non-cash payment of Withholding Taxes. If an Optionee is a Reporting Person at the time of grant or during the Option's term and is given an election to pay any Withholding Taxes with Stock, the Committee shall have sole discretion to approve or disapprove such election at any time after the election is made.

   (c) If provided in the Option Agreement relating to an ISO, the Committee may prohibit the transfer by an Optionee of shares of Stock issued to him or her upon exercise of an ISO into the name of a nominee, and the Committee may require the placement of a legend on certificates for such shares reflecting such prohibition.

SECTION 9. FORFEITURES.

   (a) If any Optionee voluntarily terminates employment within two years of the grant of an Option or SAR, or is dismissed from employment at any time for any reason, such Option or SAR shall immediately terminate and be forfeited to the extent not previously exercised.

   (b) Notwithstanding any other provision in this Plan except paragraph (c) below, the receipt of any Option or SAR, and the receipt of any share of Stock, cash, or other benefit in connection with such Option or SAR, shall be subject to the following provisions:

     (i) At all times during his or her employment with the Company or a Subsidiary or Affiliate, the Optionee shall continuously satisfy his or her duties of loyalty and faithful service to the Company and his or her Employer and shall refrain from engaging in any undisclosed conflict of interest or from otherwise acting in any manner inimical to or contrary to the best interests of the Company or Employer. Any violation of law or of any Company or Employer policy or the Business Practices and Ethics Manual (or any manual, or portion thereof, which replaces such Manual) of the Company shall be considered conduct inimical to or contrary to the best interests of the Company and Employer for the purposes of this Section 9(b). The exercise of any Option or SAR, or the acceptance of any share of stock, cash, or other benefit hereunder in connection with any Option or SAR shall be deemed to be the certification by the Optionee that he or she has satisfied this condition. In addition, the Optionee shall furnish to the Committee on request any other information concerning satisfaction of such condition which the Committee may request.

     (ii) This Section 9(b) is intended to establish, as a condition to the realization of economic benefits under the Plan, a standard of conduct consistent with (A) the duties of loyalty and faithful performance of services imposed on an employee by the common law, and (B) the Company's and Employer's published standards and policies which the Optionee is bound to observe. This Section 9(b) shall in no way impair or derogate from the rights or remedies which the Company or Employer may have at law or in equity or under any employment contract or agreement with an Optionee to prevent or to recover damages for the disclosure of trade secrets, or to recover any restitution or damages properly owing the Company or Employer because of any theft, fraud, embezzlement, or other illegal conduct on the part of an Optionee.

     (iii) If the Committee determines that an Optionee has not observed the standard of conduct required by this Section 9(b), the Committee may require the Optionee to forfeit any right to or in any outstanding Option or SAR, as of the date such determination is made, and may require repayment of any Stock or cash received in connection with any Option or SAR by such Optionee after the act or acts of misconduct which gave rise to the Committee's determination.

     (iv) This Section 9(b) shall not be interpreted as requiring the Committee to take action in each and every instance of suspected misconduct, and in determining to attempt to enforce the forfeiture and repayment provisions of this Section 9(b), the Committee may consider, among other things, the nature of the misconduct, its seriousness, the impact on the Company, the possible economic effects, the circumstances surrounding the discontinuance of the Optionee's employment with the Employer, and the amount of proof which the Employer may have of any alleged misconduct. Any decision by the Committee to forego enforcement of this Section 9(b) in whole or in part in any particular instance shall in no way constitute a waiver of the right to enforce such Section in any other instance.

     (v) During the period of any investigation into whether an Optionee has engaged in conduct prohibited by this Section 9(b), the Optionee's rights to receive delivery of any Stock or cash, or to have any transfer of Stock recognized on the stock books of the Company, shall be suspended. An Optionee may exercise Options or SARs subject to the prior sentence.

   (c) The provisions of this Section 9 shall terminate upon the occurrence of an Acceleration Date described in Section 11.

SECTION 10.  ADJUSTMENTS AND ACQUISITIONS.

   (a) In the event of (i) any change in the outstanding shares of Stock by reason of any stock split, combination of shares, stock dividend, reorganization, merger, consolidation, or other corporate change having a similar effect, (ii) any separation of the Company including a spin-off or other distribution of stock or property by the Company, or (iii) any distribution to stockholders generally other than a normal dividend, the Committee shall make such equitable adjustments to the Plan and to outstanding Options, SARs and Limited Rights as it shall deem appropriate in order to prevent the dilution or enlargement of (a) the Options, SARs and Limited Rights which may be granted, the shares of Stock which may be issued, or the shares for which ISOs may be granted under the Plan, (b) the economic value of outstanding Options, SARs and Limited Rights or (c) the limitations imposed by Section 3(d) of this Plan, provided, however, that the Committee shall not make any adjustment which would constitute or result in an increase in the aggregate number of Shares available under the Plan, or the annual limit on the number of options which may be granted to an Eligible Employee under Section 3(d) of this Plan, requiring shareholder approval under Section 422 or Section 162(m) of the Code. Any such determination by the Committee shall be conclusive and binding on all concerned.

   (b) In the event the Company or a Subsidiary enters into a transaction described in Section 424(a) of the Code with any other corporation, the Committee may grant Options, SARs, or Limited Rights to employees or former employees of such corporation in substitution of stock options, stock appreciation rights or limited stock appreciation rights previously granted to them by such corporation upon such terms and conditions as shall be necessary to qualify such grant as a substitution described in Section 424(a) of the Code.

SECTION 11.  ACCELERATION.

   (a) If, while unexercisable Options or SARs remain outstanding under the Plan,

      (i) any Person (as defined herein) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Act) of more than 50% of the Company's then outstanding voting securities (measured on the basis of voting power);

      (ii) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with any other corporation, other than an agreement providing for (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities;

      (iii) a change occurs in the composition of the Board of Directors during any period of twenty-four consecutive months such that individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

      (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets, then on the date as of which any of the events described in clauses (i) thru (iv) occurs (such date being referred to as an "Acceleration Date"), each Option and SAR automatically shall become exercisable. For purposes of this paragraph, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (aa) the Company or any of its subsidiaries, (bb) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries,
(cc) an underwriter temporarily holding securities pursuant to an offering of such securities, or (dd) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock.

   (b) Except to the extent prohibited by Rule 16b-3 in the case of Reporting Persons, the Committee may accelerate the date on which any Options and SARs become exercisable and may remove any restrictions on such Options or SAR at any time after grant and for any reason the Committee deems appropriate.

   (c) All Options and SARs shall automatically become exercisable upon a termination of employment caused by the death or Disability of the Optionee.

SECTION 12.  ADMINISTRATION.

   (a) The Plan shall be administered by a Stock Option Committee appointed by the Board consisting of three or more persons, each of whom at all times shall be a member of the Board, a "disinterested person" as defined in Rule 16b-3 and an "outside director" within the meaning of
Section 162(m)(4)(C)(i) of the Code. Committee members shall not be eligible for selection to receive Options or SARs under the Plan. The initial Committee shall consist of the members of the "Stock Option Committee" administering the Anheuser-Busch 1981 Non-Qualified Stock Option Plan at the time this Plan is adopted by the Board.

   (b) A majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Committee, shall be the acts of the Committee. From time to time the Committee may adopt, amend, and rescind such rules and regulations for carrying out the Plan and implementing Option Agreements, and the Committee may take such action in the administration of the Plan, as it deems proper. The interpretation of any provisions of the Plan by the Committee shall be final and conclusive unless otherwise determined by the Board.

SECTION 13.  AMENDMENT, TERMINATION, SHAREHOLDER APPROVAL.

   (a) The Board may amend or terminate the Plan at any time, except that without the approval of the Company's shareholders, no amendment shall (i) increase the maximum number of shares issuable, or the maximum number of shares for which ISOs may be granted, under the Plan, (ii) change the class of persons eligible to be Optionees, (iii) change the annual limit on options which may be granted to an Eligible Employee provided in Section 3(d) or (iv) change the provisions of this Section 13(a).

   (b) The Committee may amend the Plan from time to time to the extent necessary to (i) comply with Rule 16b-3 and (ii) prevent benefits under the Plan from constituting "applicable employee remuneration" within the meaning of Section 162(m) of the Code.

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

   (c) No Options or SARs may be granted under the Plan after September 26, 1999.

   (d) Notwithstanding any other provision of the Plan, no Option or SAR granted under the Plan on or after December 15, 1993 may be exercised unless and until either (i) the amendment to the Plan adopted by the Board on December 15, 1993 which added Section 3(d) to this Plan is approved by the Company's shareholders within twelve months of such adoption, or (ii) if earlier, the Company receives an opinion of counsel or other evidence satisfactory to it that such shareholder approval is not required by the Code in order to prevent benefits under the Plan from constituting "applicable employee remuneration" within the meaning of Section 162(m) of the Code.

   (e) The approval by shareholders described in this Section shall consist of the approving vote of the holders of a majority of the outstanding shares of Stock present (in person or by proxy) at a meeting of the shareholders at which a quorum is present, unless a greater vote is required by the Company's charter or by-laws or by applicable law.

SECTION 14.  ADDITIONAL PAYMENTS.

    The Committee may grant an Optionee the right to receive additional compensation in cash or other property (in addition to any cash or other property payable under the terms of the Option or SAR itself) upon an Option or SAR becoming exercisable or being exercised provided that (i) in the case of an ISO such compensation is includible in income under Sections 61 and 83 of the Code at the time of such exercise and (ii) no such right may be granted in connection with any SAR or Limited Right which is an alternative to an ISO.

SECTION 15.  MISCELLANEOUS.

   (a) Each provision of the Plan and each Option Agreement relating to an ISO shall be construed so that each ISO shall be an incentive stock option as defined in Section 422 of the Code or any statutory provision that may replace Section 422, and any provisions thereof which cannot be so construed shall be disregarded. Except as provided in Section 9, no discretion granted or allowed to the Committee under the Plan shall apply to an ISO after its grant except to the extent the Option Agreement with respect to the ISO grant shall so provide.

   (b) Without amending the Plan, Options and SARs may be granted to Eligible Employees who are foreign nationals or who are employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan. Such different terms and conditions may be reflected in Addenda to the Plan. However, in the case of an ISO, no such different terms or conditions shall be employed if such term or condition constitutes, or in effect results in, an increase in the aggregate number of shares which may be issued under the Plan or a change in the definition of Eligible Employee.


   (c) Notwithstanding any other provision in the Plan, the Committee shall not act with respect to any Reporting Person in a manner which would contravene any requirement of Rule 16b-3 as in effect at the time of such action.

   (d) Amendments to this Plan which were adopted by the Board on December 15, 1993 shall not apply to Options granted prior to that date except for (i) the definition of "Required Withholding Tax" now contained in Section 2(w) and (ii) the amendment adding the express authority for beneficiary designations which is contained in Section 5(e).


                              12